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Exhibit 10(c)25
Georgia Power Company has requested confidential treatment for certain portions of this document pursuant to an application for confidential treatment sent to the Securities and Exchange Commission. Georgia Power Company has omitted such portions from this filing and filed them separately with the Securities and Exchange Commission. Such omissions are designated as "[***]."

AMENDMENT NO. 7
TO
ENGINEERING, PROCUREMENT AND CONSTRUCTION
AGREEMENT
BETWEEN
GEORGIA POWER COMPANY, FOR ITSELF AND AS AGENT
FOR OGLETHORPE POWER CORPORATION (AN ELECTRIC
MEMBERSHIP CORPORATION), MUNICIPAL ELECTRIC
AUTHORITY OF GEORGIA, AND THE CITY OF DALTON,
GEORGIA, ACTING BY AND THROUGH ITS BOARD OF WATER,
LIGHT AND SINKING FUND COMMISSIONERS, AS OWNERS
AND
A CONSORTIUM CONSISTING OF WESTINGHOUSE ELECTRIC
COMPANY LLC AND STONE & WEBSTER, INC., AS
CONTRACTOR
FOR
UNITS 3 & 4 AT THE VOGTLE ELECTRIC GENERATING PLANT
SITE
IN WAYNESBORO, GEORGIA
DATED AS OF APRIL 8, 2008

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AMENDMENT NO. 7 TO
ENGINEERING, PROCUREMENT AND CONSTRUCTION AGREEMENT
This AMENDMENT NO. 7 (this “Amendment”) TO THE ENGINEERING, PROCUREMENT AND CONSTRUCTION AGREEMENT, dated April 8, 2008, as amended (the “EPC Agreement”) by and between GEORGIA POWER COMPANY, a Georgia corporation (“GPC”), acting for itself and as agent for OGLETHORPE POWER CORPORATION (AN ELECTRIC MEMBERSHIP CORPORATION), an electric membership corporation formed under the laws of the State of Georgia, MUNICIPAL ELECTRIC AUTHORITY OF GEORGIA, a public body corporate and politic and an instrumentality of the State of Georgia, MEAG Power SPVJ, LLC, MEAG Power SPVM, LLC, MEAG Power SPVP, LLC, and THE CITY OF DALTON, GEORGIA, an incorporated municipality in the State of Georgia acting by and through its Board of Water, Light and Sinking Fund Commissioners (hereinafter referred to individually and collectively as “Owners”), and a consortium consisting of WESTINGHOUSE ELECTRIC COMPANY LLC, a Delaware limited liability company having a place of business in Monroeville, Pennsylvania (“Westinghouse”), and CB&I STONE & WEBSTER, INC. a Louisiana corporation having a place of business in Charlotte, North Carolina (“Stone & Webster”) (hereinafter referred to collectively as a “Contractor”), is entered into as of the 31st day of December, 2015. Owners and Contractor are individually referred to herein as a “Party” and collectively referred to herein as the “Parties.”
RECITALS
WHEREAS, Owners and Contractor entered into the EPC Agreement, as of April 8, 2008, to provide for, among other things, the design, engineering, procurement, installation, construction and technical support of start-up and testing of equipment, materials and structures comprising the Facility;
WHEREAS, Contractor has submitted various notices of Change pursuant to the EPC Agreement that remain unresolved, and various Claims and potential Claims are pending under the EPC Agreement, including but not limited to those set forth in the lawsuit in the United States District Court for the Southern District of Georgia (Case No. 112-167) (the “Lawsuit”),and those claims, disputes and specified commercial issues among the Parties as described in the form of Mutual Release (Exhibit A to the Definitive Settlement Agreement);
WHEREAS, Westinghouse or one of its affiliates has acquired the issued and outstanding stock of Stone & Webster, including Stone & Webster’s rights and obligations under the EPC Agreement (the “Acquisition Transaction”);
WHEREAS, in settlement of the Lawsuit, Owners and Contractor are entering into that certain Definitive Settlement Agreement dated as of December 31, 2015 (the “Settlement Agreement”); and
WHEREAS, the Parties agree that, with the exception of the changes expressly stated herein, this Amendment will not change the terms and conditions of the EPC Agreement.

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NOW, THEREFORE, in consideration of the recitals, the mutual promises herein and other good and valuable consideration, the receipt and sufficiency of which the Parties acknowledge, the Parties, intending to be legally bound, stipulate and agree as follows:
ARTICLE I
AMENDMENTS TO EPC AGREEMENT

Section 1.1    The definitions set forth in Article 1 of the EPC Agreement are hereby amended as follows:
(a)    The following new paragraph is hereby added to the end of the definition of “Change in Law”:
Notwithstanding the foregoing definition of “Change in Law,” where the NRC is the involved Government Authority, only (A) statutes that are duly enacted and (B) final and official versions of NRC Regulations, Regulatory Guides, NUREGs, Branch Technical Positions, Standard Review Plans, Interim Staff Guidance, Bulletins, Orders, and written directives, and revisions thereto, in which NRC acknowledges a new regulatory requirement or a change in an existing requirement, and that are officially promulgated or issued subsequent to the Settlement Effective Date, shall be considered a “Change in Law” under Article 9 of this Agreement and shall be specifically referred to herein as an “NRC Change in Law”.
(b)    The definition of “Contract Price” is hereby deleted in its entirety and replaced with the following:
“Contract Price” means the sum of the [***].
(c)    The definition of “Guaranteed Substantial Completion Date” is hereby deleted in its entirety and replaced with the following:
“Guaranteed Substantial Completion Date” means June 30, 2019 for the First Unit and June 30, 2020 for the Second Unit, as such dates may be extended pursuant to a Change Order or otherwise pursuant to the terms hereof.
(d)    The following new definitions are hereby added alphabetically:
“Amount in Controversy” means the amount in controversy under an Individual Claim, as agreed to by the Parties or determined by the DRB based on a comparison of the Final Positions of the Owners and the Contractor with respect thereto. Depending on the nature of the Claim, the Amount in Controversy may be measured in money, days or both.
“Branch Technical Position” means a report prepared by NRC staff setting forth recommendations or a method the staff considers acceptable for

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performing analyses, calculations, or other technical evaluations that are used to satisfy or to evaluate or demonstrate compliance with NRC regulatory requirements. Each Branch Technical Position purports to be a Branch Technical Position on its face or is identified by a number that includes the designator BTP (e.g., BTP 8-n).
“Bulletin” means a document produced by the NRC that (i) requests licensee actions and/or information to address significant issues regarding matters of safety, security, safeguards, or environmental significance that have great urgency, and (ii) requires a written response. Each Bulletin is identified by a number that includes the designator BL and a reference to the year of issuance (e.g., BL-15-nn).
“Claim” has the meaning set forth in Section 27.1.
“DRB” means the Dispute Resolution Board established pursuant to Article 27A.
“DRB Determination” means a written decision issued by the DRB on a Claim submitted to it including any award contained in the decision. Except as set forth in Section 27A.2(b), DRB Determinations shall not be admissible in subsequent litigation or other dispute resolution proceedings.
“DRB Determined Non-Binding Claim” means a Claim pending before the DRB (“Pending Claim”) which is determined by the DRB to be so substantially similar or related to one or more Claims previously submitted to the DRB that the Pending Claim, if brought at the same time as such previously-submitted Claim(s), would have been aggregated by the DRB with such previously submitted Claim(s) as part of an Individual Claim, and with respect to which the DRB determines the Amount in Controversy for such Pending Claim and the Amounts in Controversy for such previously submitted Claims collectively exceed [***].
“DRB Determined Strike-Eligible Claim” means a Pending Claim which is determined by the DRB to be so substantially similar or related to one or more Claims previously submitted to the DRB that the Pending Claim, if brought at the same time as such previously-submitted Claim(s), would have been aggregated by the DRB with such previously submitted Claim(s) as part of an Individual Claim, and with respect to which the DRB determines the Amount in Controversy for such Pending Claim and the Amounts in Controversy for such previously submitted Claims collectively exceed [***].
“DRB Establishment Period” means the period commencing upon execution of Amendment No. 7 to this Agreement and ending upon the last to occur of (a) the establishment of the DRB as provided in Article

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27A, (b) the execution of the DRB Member Agreement by each of Owners, Contractor and the initial DRB Members, and (c) the DRB’s publishing of the DRB Operating Procedures pursuant to Section III.B of the DRB Member Agreement.
“DRB Member Agreement” means an agreement, in the form attached to the DRB Procedures, to which the individual DRB Members, the Owners, and the Contractor are Parties, which establishes the DRB consistent with the requirements of the DRB Procedures.
“DRB Members” means the three members of the DRB, each of whom is a signatory to the DRB Member Agreement, as jointly selected by the Owners and the Contractor as provided in the DRB Procedures, and any replacements of such members.
“DRB Procedures” means the Dispute Resolution Board Procedures attached hereto as Exhibit CC.
“DRB Proceeding” means the process that is commenced by submission of a Claim to the DRB for the purpose of obtaining a DRB Determination.
“Final Position” means the amount that a Party submits or states as its final position with respect to an Individual Claim, or is deemed to have so submitted or stated, pursuant to R-3 in Attachment 2 of the DRB Procedures.
“Individual Claim” means a Claim where all requests for schedule or monetary relief or payment arise from a single event, occurrence or incident, or from a group of events, occurrences or incidents that are sufficiently related such that the DRB concludes the ends of justice and economy are promoted by considering the requests/disputes in the context of one another. The DRB shall determine the existence, scope and composition of an Individual Claim in the event of a disagreement between the Parties as to the same. Subdivision of an Individual Claim for the purpose of creating, or which creates, multiple Claims that are less than [***] pursuant to Section 27A.2(b) is prohibited. Aggregation of Individual Claims for the purpose of avoiding the effects of Section 27A.3 is also prohibited.
“Interim Staff Guidance” means a document issued by the NRC to clarify or to address issues not discussed in a Standard Review Plan. Each Interim Staff Guidance is identified by a number including the designator ISG (e.g., DC/COL-ISG-nn).
“Milestone Payment Information” has the meaning set forth in Section 8.5(a).

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“NRC Change in Law” shall have the meaning set forth in the definition of “Change in Law.”
“NRC Regulations” means those regulations promulgated by the NRC appearing in Title 10 of the Code of Federal Regulations.
“Nuclear Fuel Load” means the isolation of the reactor vessel by the closing of the fuel transfer canal after the initial insertion of the 157th new fuel assembly and reassembly of the reactor in accordance with the DCD.

“Nuclear Fuel Load Date” means the completion of the Nuclear Fuel Load by December 31, 2018 for the First Unit and December 31, 2019 for the Second Unit, as such dates may be extended pursuant to Articles 9 and 10.
“NUREG” means reports or brochures, produced by the NRC, on regulatory decisions, results of research, results of incident investigations, and other technical and administrative information. Each NUREG is identified by a number including the designator NUREG (e.g., NUREG-nnnn).
“Order” means a document issued by the NRC, which is styled as or purports to be an “Order” on its face and satisfies one or more of the following: (i) is published or noticed in the Federal Register; (ii) is issued by the NRC Commission, including identification by a number with the designator CLI (e.g., CLI-15-nn); (iii) is issued by an NRC Atomic Safety and Licensing Board, including identification by a number with the designator LBP (e.g., LBP-15-nn), as part of an adjudicatory proceeding; or (iii) is issued pursuant to the NRC’s enforcement authority, including identification by a number with the designator EA (e.g., EA-15-nnn).
“Payment Suspension Period” means any period during which Owners’ obligations under Article 8 and/or Section 27A.6 are suspended with respect to the payment of any portion of a disputed invoice pursuant to the process in Section 27A.3.
“Pending Claim” has the meaning set forth in the definition of “DRB Determined Non-Binding Claim.”
“Preliminary Ruling” has the meaning set forth in Section 8.5(a).
“Regulatory Guide” means a document produced by the NRC that provides guidance to licensees and applicants on implementing specific parts of the NRC’s regulations, techniques used by the NRC staff in evaluating specific problems or postulated accidents, and data needed by the NRC staff in its review of applications for permits or licenses. Each Regulatory Guide is identified by a number composed of the regulatory guide designator (RG), followed by a division number, a period, and a sequential guide number (e.g., RG 1.25).

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“Settlement Disputed Invoices” has the meaning set forth in Section 8.11(a).
“Settlement Effective Date” shall mean the closing date of the Stock Purchase Agreement pursuant to which Westinghouse or an affiliate of Westinghouse purchased all of the outstanding capital stock of Stone & Webster.
“Settlement Price Adjustment” shall have the meaning set forth in Exhibit H.
“Standard Review Plan” means a document produced by the NRC that provides guidance to the NRC staff for reviewing an application to obtain an NRC license to construct or operate a nuclear facility or to possess or use nuclear materials.
“Strike” means either (i) a denial by the DRB of a Strike-Eligible Claim in its entirety or (ii) a DRB Determination of a Strike-Eligible Claim that includes either (a) a monetary award in an amount less than [***] of the portion, if any, of the Amount in Controversy measured in dollars; or (b) an award of days in an amount less than [***] of the portion, if any, of the Amount in Controversy measured in days.
“Strike-Eligible Claim” means an Individual Claim with an Amount in Controversy greater than [***] or a DRB Determined Strike-Eligible Claim.
“Supporting Documentation” shall have the meaning set forth in Section 8.5(d).
Section 1.2    The following is hereby added to the end of Section 3.4(d)(iii) of the EPC Agreement:
Notwithstanding the foregoing, if a Project Schedule delay is caused by actions necessary to satisfy NRC requirements within Contractor’s Scope of Work, a request by Owners to accelerate the Project Schedule to overcome or mitigate such delay shall constitute a Change only to the extent the cause of the Project Schedule delay is an NRC Change in Law.
Section 1.3    The following new Section 4.2(a)(iii) is added at the end of Section 4.2(a) of the EPC Agreement:
(iii)    In addition to the rights of access provided in paragraphs (i) and (ii) of this Section, Owners shall have full access to vendor shops to the extent permitted under applicable purchase orders; provided however that Contractor will coordinate with Owners for access to other vendor and sub-vendor shops when any concerns, including but not limited to those regarding quality of materials, become identified.

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Section 1.4    Section 5.1 of the EPC Agreement is amended by inserting the following after the seventh sentence and before the eighth sentence:
Any changes to the PQAPIP necessitated by compliance with NRC requirements that (A) are the result of an NRC Change in Law, (B) are not the result of a Contractor error, and (C) satisfy all other applicable provisions of Article 9 shall constitute a Change and shall entitle Contractor to seek a Change Order pursuant to Article 9; any change to the PQAPIP necessitated by compliance with NRC requirements that does not satisfy (A), (B), and (C) of this Section 5.1 shall not entitle Contractor to seek a Change Order.
Section 1.5    Section 6.1 of the EPC Agreement is hereby deleted in its entirety and replaced with the following:
6.1    Contract Price. The Contract Price consists of the [***], as adjusted pursuant to the express provisions of this Agreement, and as further characterized as either [***] in Exhibit H, plus [***] as permitted pursuant to this Agreement, plus [***].
Section 1.6    Article 8 of the EPC Agreement is hereby amended as follows:
(a)    Section 8.2 of the EPC Agreement is hereby deleted in its entirety and replaced with the following:
(a)    Contractor shall be compensated by Owners for Time and Materials Work on a Time and Materials Basis. On or before the tenth (10th) Day of each month, Contractor shall provide Owners with an invoice setting forth the actual amounts of Time and Materials Work incurred during the prior month, together with the Supporting Documentation and such additional supporting information as is reasonably requested by Owners. Subject to the further provisions of this Article 8, payment shall be due from Owners within thirty (30) Days following receipt of the invoice; provided, however, that while a Payment Suspension Period is in effect, Owners shall not be obligated to pay any disputed invoice amounts until and then only to the extent so provided for in (i) an agreement of the Parties resolving such dispute or (ii) an interim or final and binding resolution by the DRB, as applicable, pursuant to Article 27A and the DRB Procedures. Each invoice shall include a statement certifying that the invoice includes only Time and Materials Work incurred during the prior month.
(b)    Contractor shall be compensated by Owners for any Financial Integrity Payments in accordance with Section 7.3. On or before the tenth (10th) Day of the month following any month in which Contractor has incurred costs subject to reimbursement as the Financial Integrity Payments, Contractor shall provide Owners with an invoice setting forth

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the actual amounts of Contractor’s Costs that are subject to reimbursement as Financial Integrity Payments pursuant to Section 7.3 and that were incurred during the prior month, together with the Supporting Documentation and such additional supporting information as is reasonably requested by Owners. Subject to the further provisions of this Article 8, payment shall be due from Owners of the amounts invoiced under this Section 8.2(b) within thirty (30) Days following receipt of the invoice; provided, however, that while a Payment Suspension Period is in effect, Owners shall not be obligated to pay any disputed invoice amounts until and then only to the extent so provided for in (i) an agreement of the Parties resolving such dispute or (ii) an interim or final and binding resolution by the DRB, as applicable, pursuant to Article 27A and the DRB Procedures. Each invoice shall include a statement certifying that the invoice includes only Contractor’s Costs incurred during the prior month.
(b)    The last sentence of Section 8.4 of the EPC Agreement is hereby deleted and replaced with the following:
Payment of the Final Payment Invoice shall be due from Owners within thirty (30) Days following receipt of the invoice; provided, however, that while a Payment Suspension Period is in effect, Owners shall not be obligated to pay any disputed amounts in the Final Payment Invoice until and then only to the extent so provided for in (i) an agreement of the Parties resolving such dispute or (ii) an interim or final and binding resolution by the DRB, as applicable, pursuant to Article 27A and the DRB Procedures.
(c)    Section 8.5(a) of the EPC Agreement is hereby deleted in its entirety and replaced with the following:

(a)
If requested by Owners, Contractor shall submit invoices in a format agreed to by the Parties. Contractor shall make available to Owners at Owners’ request, and shall allow the Owners to make copies of, all of the Supporting Documentation and such additional documentation and materials as Owners may reasonably require to substantiate Contractor’s right to payment of the invoice. Invoices must be submitted within the time specified in this Article 8.

i.
Invoices for Milestone Payments shall state the Milestone(s) for which payment is requested, the corresponding amount(s) of payment due as provided in the Milestone Payment Schedule, and such other information as reasonably necessary to demonstrate completion of the Milestone in accordance with the Agreement (the “Milestone Payment Information”). Invoices for amounts other than Progress Payments or Milestone Payments may include only costs that have been

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incurred or committed to by Contractor prior to the date of the invoice. Owners shall review each invoice and shall take exceptions, if any, by providing Contractor with written notice by the earlier of (i) such date the invoice is paid by Owners or (ii) fifteen (15) Days after Owners receive the invoice along with evidence which reasonably documents the contractual basis of such exceptions. Subject to the other provisions of this Agreement, Owners shall pay Contractor [***] of all amounts set forth in a proper invoice that is submitted and supported in accordance with all requirements of Article 8 of the EPC Agreement.

ii.
In the event Owners contend that an invoice submitted by Contractor is not in accordance with Article 8 of this Agreement, either Owners or Contractor may request the DRB to make a preliminary ruling as to whether the invoice is complete and in valid form to be payable under this Section 8.5, as provided in Section 6.2 of the DRB Procedures and R-34 of the DRB Rules (attached as Attachment 2 to the DRB Procedures) (“Preliminary Ruling”). The Parties shall abide by the Preliminary Ruling of the DRB subject to Contractor’s right to re-submit the invoice modified/supplemented to meet the requirements of this Section 8.5 and/or the right of the Parties to submit a Claim under Article 27A.

iii.
Except during a Payment Suspension Period, payment of invoices in accordance with this Section 8.5(a) shall be made [***]; provided, however, that until the DRB Establishment Period ends, Owners shall only be required to pay [***] of disputed invoices and Owners shall not be obligated to pay any amount on any invoice which has been submitted to the DRB for a Preliminary Ruling unless and until the DRB issues a Preliminarily Ruling that such invoice is complete and in valid form to be payable under this Section 8.5. Contractor shall proceed diligently with the performance or provision of the Work that is the subject of a disputed invoice. Notwithstanding anything herein to the contrary, while a Payment Suspension Period is in effect, Owners shall not be obligated to pay any disputed amounts in an invoice until and then only to the extent so provided for in (i) an agreement of the Parties resolving such dispute or (ii) an interim or final and binding resolution by the DRB, as applicable, pursuant to Article 27A and the DRB Procedures.

(d)    Section 8.5(b) of the EPC Agreement is hereby deleted in its entirety and is replaced with the following:

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(b)    Payment shall not waive Owners’ right to dispute an invoice for any reason. In the event Owners dispute an invoiced amount, Owners or Contractor shall have the right to seek immediate resolution of such dispute pursuant to Article 27A of this Agreement and the DRB Procedures, including but not limited to the right of any Party to seek a Preliminary Ruling and the right of any Party to seek review and reversal of a Preliminary Ruling. Notwithstanding Owners’ right to seek a review and reversal of a Preliminary Ruling and/or submit a Claim, Owners shall make payment of [***] of any invoice for which the DRB has issued a Preliminary Ruling that such invoice is complete and in valid form to be payable under this Section 8.5, so long as no Payment Suspension Period is in effect. Within ten (10) Business Days after (i) an agreement of the Parties resolving such dispute is reached or (ii) the issuance of an interim or final and binding DRB Determination, Contractor shall refund any amount by which it was overpaid (or Owners may elect to offset or recoup such amount against any amounts owed to Contractor) or Owners shall pay any additional amounts due Contractor, as applicable, to the extent provided for in such agreement or DRB Determination. All such payments, offset or recoupment shall include interest at a rate equal to the Prime Rate plus one percent (1%) per annum. For refunds owed by Contractor to Owners, interest shall accrue from the date Owners made the underlying payment to Contractor to the date Contractor refunds such amount to Owners (or such amount is offset or recouped by Owners). For all other amounts owed, interest shall accrue from the date the payment was due until the date the payment is made.
(e)    The following parenthetical from Section 8.5(c) is deleted in its entirety: “(other than [***] of the sums that are the subject of a good faith dispute)”.
(f)    The following Section 8.5(d) is hereby added to the EPC Agreement following Section 8.5(c):
(d) Supporting Documentation for an invoice (i) for a Milestone Payment shall include the Milestone Payment Information and (ii) for payments other than as provided for in Exhibit F.2 shall include all of the following supporting information applicable to the invoice in detail sufficient to demonstrate the Contractor’s right to the amount of such payment, that the work for which the invoice is submitted is not covered by a Milestone or Progress Payment, and that the Owners are required to pay such amount to Contractor in addition to the Milestone Payments or Progress Payments:
(i)    employee time sheets, including employee name, employee ID number, employee title, and hours worked, together with contemporaneous documentation describing in sufficient detail (and the reasons for) the work activities performed and completed, for which Contractor is invoicing Owners traced to the time sheet data for such work;

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(ii)    detail for Contractor-owned equipment charges, including equipment type, equipment ID number, purpose for which the equipment was used and cost rate and usage hours for the time used;
(iii)    invoices for rented equipment, including equipment type, equipment ID number, billing rate, purpose for which the equipment was used and the usage hours and usage dates for the time used;
(iv)    vendor invoices for material purchases, including material description per item, quantities per item, freight, sales taxes, the reason for the purchase and any additional similar information respecting the amount invoiced by the vendor;
(v)    Contractor’s most accurate and current data concerning physical progress of the Work substantiating Contractor’s right to payment of the invoice; and
(vi)    to the extent the invoice is based on a Change, alleged Change or requested Change Order, all information required by Section 9.4, all information described in (i) through (v) above plus a detailed statement and explanation of the causes and amounts of any underlying costs or delays, an analysis of impacts to the Integrated Project Schedule that is current as of the date of the proposed Change, and Contractor’s rationale for attribution of the amounts invoiced to the proposed Change.
(g)    The following Section 8.11 is hereby added to the EPC Agreement following Section 8.10:
8.11    Payment of Settlement Price Adjustment. The Settlement Price Adjustment shall be paid as follows:
(a)    Two Hundred Sixty Five Million Dollars ($265,000,000) of the Settlement Price Adjustment has been paid by Owners with respect to those invoices which were disputed by Owners and paid in part prior to the Settlement Effective Date (“Settlement Disputed Invoices”), and Owners forfeit and relinquish their rights to challenge said payments and the Contractor acknowledges receipt thereof;
(b)    [***] of the Settlement Price Adjustment shall be paid in accordance with the milestone payment schedule set forth in the Cyber Security Change Order issued pursuant to Amendment No. 7 to this Agreement;
(c)    [***] to resolve all open Notices of Change, invoices, Notices of Potential Changes, Claims, and potential Claims under this Agreement as of the Settlement Effective Date based on or arising out of any Work, Change, act, omission, delay, hindrance, interference, extra work, interpretation, direction or other event, circumstance or condition

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performed, existing or occurring prior to the Settlement Effective Date, including but not limited to the pending Plant-Wide Security and Communications System Integration Change Order (the form of which is attached as Attachment B to Amendment No. 7 to this Agreement), which shall be paid within thirty (30) days of the Settlement Effective Date;
(d)    [***], which shall be paid within thirty (30) days of the Settlement Effective Date;
(e)    [***], which shall be paid in twelve (12) quarterly payments of [***] each beginning on January 30, 2016;
(f)    [***], which shall be paid on the date of completion of Nuclear Fuel Load for the First Unit, subject to Section 13.1; and
(g)    [***], which shall be paid on the date of completion of Nuclear Fuel Load for the Second Unit, subject to Section 13.1.
Section 1.7    Article 9 of the EPC Agreement is hereby amended as follows:
(a)    Section 9.2 is hereby amended as follows:
(i)    “(a)” is hereby inserted immediately before the existing body of Section 9.2.
(ii)    A new subsection (b) is hereby inserted following the end of new subsection (a) as follows:
(b)    The Parties acknowledge that Contractor shall be solely responsible for the means and methods of performing the Work. Subject to Contractor’s rights and obligations under Section 9.7 and other provisions of this Agreement, where the NRC and/or Owners determine or claim that any aspect, including but not limited to means and methods, of the Contractor’s Work is noncompliant with NRC requirements, written directions from the Owners to the Contractor to make modifications, additions, corrections, delays, or other alterations to such Work shall be considered Owner-directed changes pursuant to Section 9.2 of this Agreement, but only to the extent such direction causes Contractor to incur incremental costs and/or schedule impacts beyond those resulting from the Contractor’s determined means and methods for achieving compliance. Subject to Article 27A, Owners or Contractor may dispute whether Work is an Owner-directed Change, including but not limited to Westinghouse’s position regarding compliance, by seeking review from the DRB. Contractor shall not be entitled to an Owner-directed Change where (1) the DRB rules in favor of Owners; or (2) the NRC issues a communication as described in Section 9.7 confirming that the portion of the Work that was the subject of the dispute was not compliant with NRC requirements. Determinations under Article 27 or Article 27A of this

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Agreement that Work required by Owners is an Owner-directed Change shall be compensable subject to Article 9 of this Agreement.
(b)    In Section 9.3(b)(ii), the words “Article 27, the Work” are deleted and replaced with “Article 27 or Article 27A, as applicable, the Work”.
(c)    The following two sentences are added after the first sentence of Section 9.4:
The requirements for a Notice of Change in this Section 9.4 shall be addressed for each Notice of Change, regardless of the status of the Work or impacts respecting the claimed Change that is the subject of the notice. To the extent Contractor contends the provisions of Subsections 9.4(b) or 9.4(d) are not applicable for a particular notice, Contractor shall provide a detailed statement explaining the believed inapplicability and providing Owners with such other supporting information as Owners reasonably request to assess Contractor’s purported Change.
(d)    The following is hereby added at the end of the penultimate sentence of Section 9.5 before the period: “or Article 27A, as applicable”.
(e)    The following is hereby added to the last sentence of Section 9.5 after the words “Section 27.7”: “or Section 27A.6, as applicable,”.
(f)    The following new Section 9.7 is hereby added to the EPC Agreement following Section 9.6:
Compliance with NRC Requirements. Notwithstanding anything contained herein to the contrary, modifications, additions, corrections, delays or other alterations to the Work arising from NRC requirements including applicable NRC Changes in Law and the DCD, the COL, the Licensing Basis, and applicable construction codes and standards referenced in NRC requirements (including, in particular, codes and standards incorporated, referenced and/or committed to in the NRC materials described in (B) of the definition of Change in Law herein or the Licensing Basis), which are communicated to Owners and/or Contractor in (A) Inspection Reports, Notices of Violation or docketed correspondence, (B) written or verbal communications from NRC Region 2, written or verbal communications from NRC Office of New Reactors management to Westinghouse and Owners’ respective executives, (C) written communications in an exit meeting as described in NRC Inspection Manual Chapter 2515-12.01 (i.e., not daily debriefs), or (D) an NRC Public Meeting specifically related to AP1000 or VEGP Unit 3 and VEGP Unit 4 issues will not entitle Contractor to Change Order or other cost or Project Schedule relief under this Agreement except to the extent such modifications, additions, corrections, delays or other alterations to the Work are the result of an NRC Change in Law and satisfy all other applicable provisions of Article 9. For the avoidance of doubt,

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modifications, additions, corrections, delays, license amendments, departures or other alterations to the design, to modules, components or to planned or completed construction, that are the result of actions by the NRC to ensure compliance with NRC requirements, the Licensing Basis for the Units, or applicable codes and standards shall not be compensable changes absent a written NRC Change in Law, including specifically that no changes will be allowed as the result of differing opinions between Westinghouse and NRC concerning whether an NRC requirement has been met. In the event of such a differing opinion between Westinghouse and NRC, Contractor will stop all affected Work until it receives a communication that meets the requirements of the foregoing clauses (A) through (D), or Owners issue an Owner-directed Change pursuant to Section 9.2(b), or NRC indicates that the Work is compliant; unless Contractor chooses to proceed at risk with such affected Work. Any cost or Project Schedule impacts caused by Contractor proceeding at risk shall be to the account of Contractor.
Section 1.8    The word “or” is hereby deleted from the flush language at the end of Section 10.1 of the EPC Agreement before clause “(F),” and the following is hereby added to the end of the flush language following the words “at the Site” but before the period: “; or (G) modifications, additions, corrections, delays or other alterations to the Work arising from NRC requirements that do not entitle Contractor to a Change Order or other cost or schedule relief pursuant to Section 9.7”.
Section 1.9    The sixth sentence of Section 11.1(b) of the EPC Agreement is hereby deleted and replaced with the following:
Owners shall be responsible for conducting the Start-up Tests and the Performance Tests to be conducted in accordance with the Project Schedule and any delay in performance of the tests that is (i) not due to the fault of Contractor or its Personnel and (ii) does not arise from NRC requirements as included in Section 9.7 (unless such delay is due to an NRC Change in Law) shall constitute a Change and entitle Contractor to seek a Change Order pursuant to Article 9.
Section 1.10    Section 13.1 of the EPC Agreement is hereby deleted in its entirety and replaced with the following:
13.1    Delay Liquidated Damages. The Parties agree that it would be extremely difficult and impracticable under presently known and anticipated facts and circumstances to ascertain and fix the actual damages Owners would incur if a Unit does not achieve Nuclear Fuel Load by the Nuclear Fuel Load Date for such Unit and, accordingly, if a Unit does not achieve Nuclear Fuel Load by such Unit’s Nuclear Fuel Load Date, Owners’ remedy for such delay shall be to recover from Contractor as liquidated damages, and not as a penalty, liquidated damages (“Delay Liquidated Damages”) as follows:

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January 31, 2019 for the First Unit; January 31, 2020 for the Second Unit	[***] reduction in the payment set forth in Section 8.11(f) or (g), as applicable
[***] for the First Unit; [***] for the Second Unit	[***] further reduction in the payment set forth in Section 8.11(f) or (g), as applicable
[***] for the First Unit; [***] for the Second Unit	[***] further reduction in the payment set forth in Section 8.11(f) or (g), as applicable
Thereafter following [***] for the First Unit; thereafter following [***] for the Second Unit	[***]/Day payment
Thereafter following [***] for the First Unit; thereafter following [***] for the Second Unit	[***]/Day payment

Beginning with the date that the Contractor’s Costs for performance of this Agreement exceed the Contract Price (excluding any adjustment made pursuant to Section 7.3), and until such date as Owners have paid the maximum amount of Financial Integrity Payments as provided in Section 7.3, no Delay Liquidated Damages shall be due or shall accrue. From and after the date (if any) that Owners incur liability for the maximum amount of Financial Integrity Payments, Delay Liquidated Damages shall again begin to accrue to the extent they are due and payable under the other provisions of this Agreement.
In no event shall the total Delay Liquidated Damages for the failure to achieve Nuclear Fuel Load of a Unit on or prior to the Nuclear Fuel Load Date for such Unit exceed in the aggregate an amount equal to [***] of the Contract Price for such Unit. Payment of the Delay Liquidated Damages shall be Owners’ sole and exclusive remedy for Contractor’s failure to achieve Nuclear Fuel Load of a Unit on or before the Nuclear Fuel Load Date for such Unit and for any other delay to, or failure to meet, the Project Schedule, including without limitation failure to achieve Substantial Completion of either Unit on or before its GSCD; however, Delay Liquidated Damages are intended only to cover damages suffered by Owners as a result of delay and shall not affect the right of Owners to terminate this Agreement pursuant to Article 22 or their remedies provided for in Article 22 as a result of such termination.
Delay Liquidated Damages stated in this Section 13.1 shall not be payable to the extent that the Nuclear Fuel Load Date for a Unit is not met as a result of the late delivery of the LSS-ISVs and related impacts on training of operators; provided, however, that, in such event, Owners and Contractor shall meet and discuss which of the following options shall be

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provided to Owners for training its instructors and operator candidates, with such services to be provided by Contractor on a priority basis (as to Contractor’s other AP1000 customers) and on a Time and Materials Basis with a discount of [***] to be applied to such Time and Materials Basis consistent with the discount offered in connection with the Alliance Agreement for Outage Services, Equipment and Associated Engineering Services between Southern Nuclear Operating Company Inc. and Westinghouse Electric Company LLC, dated January 1, 2004, as modified by Revision 1, June 30, 2009:
Owners’ use of the simulator located at Contractor’s Cranberry Woods Facility to:
a. Teach a system class in parallel to Owners’ ongoing classes.
b. Have the Owners’ licensed class taught by Contractor instructors at Cranberry Woods to learn on Contractor's simulator.
c. Provide an additional instructor class for Owners.
d. Review Owners’ training schedules with respect to the Second Unit start date to determine the number of trained operators that are needed.
e. Help Owners conduct their audit tests to get operators ready for the NRC license exam.
f. Write the audit and or NRC license exams thereby freeing up Owners’ instructors for teaching.

Section 1.11    Section 17.2(a) of the EPC Agreement is hereby deleted in its entirety and replaced with the following:
(a)    NOTWITHSTANDING ANY OTHER PROVISION TO THE CONTRARY, CONTRACTOR’S AND CONTRACTOR INTERESTS’ TOTAL AGGREGATE LIABILITY UNDER THIS AGREEMENT, ARISING OUT OF OR IN CONNECTION WITH THE WORK OR THIS AGREEMENT, WHETHER BASED ON CONTRACT (INCLUDING BREACH, WARRANTY, INDEMNITY, ETC.), TORT (INCLUDING FAULT, NEGLIGENCE OR STRICT LIABILITY) OR OTHERWISE TO OWNERS OR OWNERS’ INTERESTS (THE “MAXIMUM LIABILITY AMOUNT”) SHALL NOT EXCEED AN AMOUNT EQUAL TO [***]; PROVIDED, HOWEVER, THAT THE [***]; IN EACH CASE, AS THE CONTRACT PRICE IS ADJUSTED PURSUANT TO THE PROVISIONS OF ARTICLE 7 OR AS A RESULT OF CHANGE ORDERS ISSUED PURSUANT TO ARTICLE 9.
NOTWITHSTANDING THE FOREGOING, IN THE EVENT OF TERMINATION OF THIS AGREEMENT FOR (I) CONTRACTOR’S ABANDONMENT OF THE WORK AS PROVIDED IN SECTION 22.2(a)(ii) OR (II) AN EVENT OF DEFAULT UNDER

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SECTION 22.2(a)(i), (iii), (iv), (v) OR (vi) THAT OCCURS AFTER AND DURING THE CONTINUATION OF AN EVENT OF DEFAULT UNDER SECTION 22.2(a)(viii), THE MAXIMUM LIABILITY AMOUNT UPON SUCH TERMINATION SHALL BE CALCULATED AS PROVIDED IN THE IMMEDIATELY PRECEDING PARAGRAPH, PROVIDED, HOWEVER, THAT IT SHALL CONTINUE TO INCREASE AT SUCH TIME AS THE PAYMENTS TO CONTRACTOR EQUAL [***] BY AN AMOUNT EQUAL TO EACH INVOICE PAID TO CONTRACTOR UNTIL SUCH TIME AS THE PAYMENTS TO CONTRACTOR EQUAL [***].
Section 1.12    Section 17.4 of the EPC Agreement is amended to include the following as Subsection 17.4(d):
(d) Upon the consent of the DOE as required under the loan guarantee documentation between certain of the Owners and the DOE, Contractor shall be discharged from any obligation pursuant to Section 17.4(a) of this Agreement to furnish Owners with a Parent Company Guarantee guaranteeing the payment obligations of S&W.
Section 1.13    The following new Section 19.2(a)(iv) added at the end of Section 19.2(a) of the EPC Agreement:
(iv)    Nothing in this Section shall prevent Owners from discussing with the owners of the V.C. Summer AP1000 Units, solely for Facility Purposes, operational and project execution information in both of their possession, including Contractor’s Confidential and Proprietary Information, for the purpose of coordinating on common project issues. To the extent Owners share Contractor’s Confidential and Proprietary Information with the owners of the V.C. Summer AP1000 Units, Owners shall apprise Contractor of Contractor’s Confidential and Proprietary Information disclosed. For the avoidance of doubt, Owners shall not discuss commercial issues, disputes or the terms and conditions of their respective EPC Agreements.
Section 1.14    The second and third sentences of Section 27.1 are deleted and replaced with the following:
The responsibility to substantiate a Claim shall be determined as follows:
(a)    If a Claim involves or arises out of a Change or alleged Change, then the Party asserting the Change shall bear the burden of establishing and proving the Change and the cause and amount of any loss, cost, damage, delay, impact, disruption, acceleration or other effect attributed by the Party to the Change.
(b)    If a Claim involves or arises out of an invoice or alleged invoice submitted by Contractor to Owners, then Contractor shall bear the burden of establishing and proving its right to be paid under the invoice and the amount of the payment that is owed.

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(c)    The Party asserting an affirmative defense to a Claim bears the burden of establishing and proving such defense.
(d)    For all other Claims, the DRB shall determine which Party bears the burden of proof with respect to each issue raised in the Claim.
Both Parties shall provide reasonable cooperation in making available to the other Party and the DRB all non-privileged information in their possession or control that is relevant for the purposes of substantiating, establishing, proving or disputing a Claim.
Section 1.15    Section 27.2 of the EPC Agreement is hereby deleted in its entirety.
Section 1.16    Section 27.5 of the EPC Agreement is hereby deleted in its entirety.
Section 1.17    Section 27.6 of the EPC Agreement is hereby deleted in its entirety and replaced with the following:
The procedures specified in this Article and in Article 27A, as applicable, shall be the sole and exclusive procedures for the resolution of Claims from the date the DRB is constituted until the date the DRB is dissolved; provided, however, that, notwithstanding anything in this Article or in Article 27A to the contrary:
(a)    a Party may file a complaint in a court of competent jurisdiction to seek injunctive relief, sequestration, garnishment, attachment, or an appointment of a receiver;
(b)    Contractor shall not file a claim of lien against the Facility prior to the first to occur of (i) termination of this Agreement or (ii) Nuclear Fuel Load is achieved for both Units or (iii) Contractor’s completion of the work as provided by O.C.G.A. §44-14-361.1(a)(2);
(c)    if a Subcontractor or Vendor files a suit to establish or foreclose a lien against the Facility, and if Contractor does not discharge or bond off the lien in accordance with Section 18.2 of this Agreement, Owners may pursue, in the lien establishment or foreclosure suit, any Claims Owners may have against Contractor related to the lien, including without limitation Claims for indemnity or defense from the lien; and
(d)    Contractor may take such steps and file such actions as are necessary to preserve its lien rights under O.C.G.A § 44-14-361.1 either (i) subsequent to the issuance of a DRB Determination establishing the amount of such lien or, (ii) at such time prior to issuance of such DRB Determination if, and only if, failure to file such action within a period of thirty (30) Days thereafter would result in Contractor otherwise forfeiting its lien rights under the foregoing statutory section.

Confidential Trade Secret Information — Subject to Restricted Procedures

Section 1.18    Section 27.7 of the EPC Agreement is hereby deleted in its entirety and replaced with the following:
Pending the final resolution of any Claim, including, but not limited to Claims or disputes involving the Scope of Work included in this Agreement, Owners shall timely pay [***] to Contractor pursuant to Article 8, and Contractor shall proceed diligently with the performance or provision of the work that is the subject of the Claim or dispute and its other duties and obligations pursuant to the provisions of this Agreement and Owners shall compensate Contractor in accordance with the provisions of Article 8 of this Agreement; provided, however, that while a Payment Suspension Period is in effect, Owners shall have no obligation to pay any portion of a disputed invoice prior to a determination by the DRB that Contractor is entitled to payment with respect to such invoice.
Section 1.19    The following new Article 27A is hereby inserted following the end of Article 27 and before the beginning of Article 28 of the EPC Agreement:
ARTICLE 27A
DISPUTE RESOLUTION BOARD
The provisions of this Article 27A shall become effective as of the Settlement Effective Date.
27A.1Application. All Claims shall be resolved in accordance with the provisions of this Article 27A until Nuclear Fuel Load is achieved for the Second Unit, except to the extent provided in Section 27A.2(c). Accordingly, neither Section 27.3 nor Section 27. 4 shall apply or govern the resolution of any Claim prior to Nuclear Fuel Load of the Second Unit, except to the extent provided in Section 27A.2(c).
27A.2Authority to Resolve Disputes.
(a)The DRB shall be governed by the provisions of this Agreement, the DRB Procedures, and the governing Law, which shall be the internal Laws of the State of Georgia, and shall not be entitled to consider or award any damages or any other relief not permitted under this Agreement. The DRB shall have the authority to carry out the functions of the DRB as contemplated by this Agreement and the DRB Procedures, including without limitation the authority to make all rulings and decisions necessary for effective and efficient implementation of the DRB process. All DRB hearings shall be held in Atlanta, Georgia, unless another location is mutually agreed upon. The DRB shall review each Pending Claim only once to determine whether such Pending Claim is a DRB Determined Non-Binding Claim and/or a DRB Determined Strike-Eligible Claim. Such determination shall not affect the designation of any previous Claim whether or not the Amount in Controversy for such previous Claim

Confidential Trade Secret Information — Subject to Restricted Procedures

was used in connection with the calculation called for in the definitions of DRB Determined Non-Binding Claim or DRB Determined Strike-Eligible Claim, as applicable.
(b)For Individual Claims (other than DRB Determined Non-Binding Claims) for which the Amount in Controversy is (i) as measured in dollars, less than or equal to [***] and (ii) as measured in days, less than or equal to [***], DRB Determinations shall be final and binding on the Parties. A final and binding DRB Determination shall be admissible in evidence and shall act as a bar to any subsequent litigation regarding any Claim which was the subject of such a final and binding DRB Determination.
(c)For Individual Claims (x) which the DRB has determined is a DRB Non-Binding Claim or (y) for which the Amount in Controversy is (i) as measured in dollars, greater than [***] and/or (ii) as measured in days, more than [***], DRB Determinations shall be binding only on an interim basis until the Nuclear Fuel Load of the Second Unit is achieved or earlier termination of this Agreement. After the expiration of this interim period, either Party may proceed de novo with dispute resolution of such Claim in accordance with Article 27. An underlying interim DRB Determination shall not be admissible as evidence in any de novo proceeding concerning a Claim that was the subject of an interim DRB Determination.
(d)The Parties agree and intend that the DRB shall have all the powers afforded to arbitrators pursuant to O.C.G.A. § 9-9-9 (titled “Subpoenas; notices to produce; list of witnesses; compensation of witnesses”).
(e)Each Party agrees that its compliance with Article 27A and the DRB Procedures with regard to a Claim is a condition precedent to such Party’s commencing or pursuing litigation with respect to such Claim. Except as set forth in Section 27.6, the Contractor covenants not to sue the Owners, and the Owners covenant not to sue the Contractor, with respect to any Claim (i) that is the subject of an interim DRB Determination until after the Fuel Load of the Second Unit or prior termination of the EPC Agreement or (ii) that is the subject of a final and binding DRB Determination at any time.
27A.3Strike-Eligible Claims.
(a)    Upon the issuance by the DRB of the [***] Strike, whether or not such [***] Strike is consecutive, the obligations of Owners under Sections 8.5 and 27A.6 to pay any portion of subsequent disputed invoices submitted

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by Contractor shall be suspended, and Owners shall have no obligation to pay any portion of subsequent disputed invoices submitted by Contractor prior to a DRB Determination that Contractor is entitled to payment with respect to such invoice.
(b)    Following suspension of Owners’ obligations pursuant to Section 27A.3(a), Owners’ obligations to pay [***] shall be reinstated, on a going forward basis, upon the [***] consecutive DRB Determination that a Strike-Eligible Claim does not constitute a Strike.
(c)    Following reinstatement of Owners’ obligations pursuant to Section 27A.3(b), Owners’ obligations pursuant to Article 8 and 27A.6 shall be suspended upon [***] Strike, and shall be reinstated pursuant to Section 27A.3(b) upon the [***] consecutive determination by the DRB that a Strike-Eligible Claim does not constitute a Strike.
27A.4[Reserved.]
27A.5Costs and Expenses.
(a)    Each Party shall be responsible for its own legal and consulting fees and expenses in connection with a DRB Proceeding pursuant to this Article 27A, and each Party shall be responsible for one-half of the fees and expenses with respect to constituting and administering the DRB to resolve a dispute.
(b)    Notwithstanding the foregoing, with respect to any Individual Claim, (i) if a Strike-Eligible Claim results in the issuance of a Strike, Contractor shall reimburse and be responsible for all out-of-pocket fees and expenses (including but not limited to fees of Owners’ attorneys and subject-matter experts) otherwise the responsibility of the Owners under this Article 27A, and (ii) if a Strike-Eligible Claim does not result in the issuance of a Strike, Owners shall reimburse and be responsible for all out-of-pocket fees and expenses (including but not limited to fees of Contractor’s attorneys and third party subject matter experts) otherwise the responsibility of the Contractor under this Article 27A.
27A.6Continuation of Work. Pending the DRB Determination of any Claim pursuant to this Article 27A, Owners shall timely pay [***] to Contractor pursuant to Article 8, and Contractor shall proceed diligently with the performance or provision of the Work that is the subject of the Claim and its other duties and obligations pursuant to the provisions of this Agreement, and Owners shall compensate Contractor in accordance with the provisions of Article 8 of this Agreement; provided, however, that while a Payment Suspension Period is in effect, Owners shall not be obligated to pay any disputed amounts in an invoice (or the Amount in Controversy as and when determined by the DRB) until and then only to the extent so provided for in (i) an agreement of the Parties resolving such dispute or (ii) an interim or final and binding resolution by the DRB of the

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27A.7relevant Claims by the DRB pursuant to this Article 27A and the DRB Procedures.
Section 1.20    Section 28.2 is hereby amended by removing the word “and” from the end of item (viii); removing the period from the end of item (ix) and replacing it with “; and”; and adding a new item (x) as follows: “(x) Article 27A (all notices).”
Section 1.21    Article 32 is hereby amended by adding the following after the words “Article 27 (Dispute Resolution),”: “Article 27A (Dispute Resolution Board),”.
Section 1.22    Exhibit A Table 2 of the EPC Agreement is hereby amended as follows:

(a)	In the second sentence of the first paragraph of the introductory text in Exhibit A Table 2, the words “Table 2-1” is hereby deleted and replaced with “Tables 2-1 and 2-2”.

(b)	The following new Table 2-2 is hereby added to Exhibit A Table 2 after the end of Table 2-1 and its accompanying Note 1:

Table 2-2 – Settlement Commitments
1. Full access to Contractor's IPS, including .XER files and commodity curves (See Note 1 for description of “full access”; see Note 2 for a description of “Contractor’s IPS”)
2. Construction Percent Complete curves
3. Full Access to Vendor Schedules for Manufacture and Delivery of Commodities including modules and Shield Building panels
4. Engineering Completion Schedules (if not included in the IPS)
5. Full access to design calculations
6. Full access to any Contractor information necessary to satisfy Owners' regulatory obligations

Note 1: Full access means (a) where Contractor maintains electronic versions of Settlement Commitments in a form that is shareable on Owners’ workstations, Owners have the capability to access read-only versions of the Settlement Commitments from Owners’ workstations at any time, in other cases with reasonable notice, Owners shall have the capability to access such Settlement Commitments on Contractor’s systems or, where electronic versions of Settlement Commitments do not exist, in hard copy form without the need for authorization or approval from Contractor; (b) where applicable, Owners are allowed physical access to the Settlement Commitments; (c) with the exception of price information that may be redacted or removed, the Settlement Commitments provided to Owners shall be an exact copy of the version used by Contractor, including the same level of detail as the version in use by Contractor; and (d) as soon

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as practicable, Contractor will provide a copy of all updated Settlement Commitments to Owners as those Settlement Commitments are updated by, or made available to, Contractor.
Note 2: Contractor’s IPS means (a) the file(s), unless indicated below, will be formatted as Primavera “.XER” file(s); (b) the file(s) include a Work Breakdown Structure and all associated information utilized by Contractor to ascertain project progress and estimates of time to completion; (c) the Level 2 file(s) are resource loaded with all commodities, including but not limited to, quantities of labor (craft only) and materials; (d) the file(s) include Level 1 (in Excel format and not resource-loaded), 2 (resource loaded) and 3; and (d) Contractor shall formally transmit the updated IPS, in a format meeting the requirements in this Table 2-2, to Owners once monthly by the 10th calendar day.
In the event that Owners’ representatives have any questions, requests for clarification and/or requests for additional information related to the Settlement Commitments or otherwise, Owners shall submit such questions, requests for clarification and/or requests for additional information to Contractor via the existing Request for Information (RFI) process.
Section 1.23    Exhibit H of the EPC Agreement is hereby amended as follows:
(a)    The text of section H.1 is deleted in its entirety and replaced with the following:
The Contract Price only covers the Contractor’s costs and does not include any Owners’ costs. The [***] shall be subject to the provisions of Article 9 – Changes In The Work, Exhibit J – Price Adjustment Provisions, and Article 7 – Price Adjustment Provisions. Capitalized terms used herein and not defined herein have the meaning assigned in the Agreement.
(b)    The first sentence of section H.2 is deleted in its entirety and replaced with the following:
There are four (4) categories of the Contract Price that may be used in conjunction with this Agreement: [***] shown in Attachment 1 to this Exhibit, and [***].
(c)    The following new section H.2.4 is hereby added following the end of section H.2.3:
H.2.4    Settlement Price Adjustment
The amount of the Settlement Price Adjustment is set forth on Attachment 1 to this Exhibit H, and the payment schedule therefor is set forth in Section 8.11 of the Agreement.
(d)    The introductory paragraph to Exhibit H, Attachment 1 – Contract Price is hereby deleted in its entirety and replaced with the following:
As described above the Contract Price contains portions of work that are Fixed Price, Firm Price, on a Time and Materials Basis, or the Settlement

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Price Adjustment. The following provides a breakdown of the Contract Price.
(e)    The following is added to the end of Exhibit H, Attachment 1 – Contract Price:
Settlement Price Adjustment.
The Settlement Price Adjustment is [***].
Section 1.24    A new Exhibit CC in the form of Attachment C hereto, entitled “Dispute Resolution Board Procedures” is hereby added to the EPC Agreement following Exhibit BB.
ARTICLE II
COVENANT
Contractor shall perform all Work in accordance with the Cyber Security and Plant-Wide Security and Communications System Integration Change Orders attached hereto as Attachments A and B, respectively.
ARTICLE III
MISCELLANEOUS
Section 3.1    Capitalized terms used herein and not defined herein have the meanings assigned in the EPC Agreement.
Section 3.2    This Amendment shall be construed in connection with and as part of the EPC Agreement, and all terms, conditions, and covenants contained in the EPC Agreement, except as herein modified, shall be and shall remain in full force and effect. The Parties hereto agree that they are bound by the terms, conditions, and covenants of the EPC Agreement as amended hereby. This Amendment supersedes the Binding Term Sheet between Westinghouse and the Owners dated October 27, 2015 with respect to the provisions of the EPC Agreement amended hereby.
Section 3.3    This Amendment may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
Section 3.4    The validity, interpretation, and performance of this Amendment and each of its provisions shall be governed by the internal Laws of the State of Georgia.
Section 3.5    Except as expressly provided for in this Amendment, all other Articles, Sections and Exhibits of and to the EPC Agreement remain unchanged.
[Remainder of page left blank intentionally.]

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    IN WITNESS WHEREOF, the Parties have duly executed this Amendment as of the date first above written.
WESTINGHOUSE ELECTRIC COMPANY LLC

By:    /s/ Michael T. Sweeney
Name:     Michael T. Sweeney
Title:    Senior Vice President and General Counsel

CB&I STONE & WEBSTER, INC. (f/k/a Stone & Webster, Inc.)

By:    /s/ David Durham
Name:     David Durham
Title:    President

GEORGIA POWER COMPANY, as an Owner and as agent for the other Owners

By:    /s/ Joseph A. Miller
Name:    Joseph A. Miller
Title:    Executive Vice President, Nuclear Development

Attachment A to Amendment No. 7 to EPC Agreement (April 8, 2008)
FORM OF CYBER SECURITY CHANGE ORDER

VOGTLE AP1000 NUCLEAR UNITS 3 & 4
CONTRACT: Engineering, Procurement and Construction Agreement by and between Georgia Power Company, acting for itself and as agent for Oglethorpe Power Corporation, Municipal Electric Authority of Georgia and the City of Dalton, Georgia, (collectively, “Owners”), and a consortium consisting of Westinghouse Electric Company LLC and Stone & Webster, Inc., as Contractor for AP1000 Nuclear Power Plants, dated as of April 8, 2008, as amended (“EPC Agreement”).

(1)	DESCRIPTION OF CHANGE AND EFFECT ON PROVISIONS OF EPC AGREEMENT
This Change Order is pursuant to Article 9 of the EPC Agreement and paragraphs 7 and 14 of the Binding Term Sheet dated October 27, 2015 among Westinghouse Electric Company LLC, Oglethorpe Power Corporation, Municipal Electric Authority of Georgia, Georgia Power Company, and the City of Dalton Georgia (“Binding Term Sheet”).
In accordance with this Change Order and in exchange for Owners’ payment as set forth in paragraph 7 of the Binding Term Sheet, Contractor is to design, install, test, implement, and document a cyber security architecture, including cyber security features, controls and monitoring functions for both Vogtle Standard Plant and Site Specific Design, including but not limited to the plant security system (SES) and emergency communication system (EFS), to support the January 2015 integrated project schedule. This architecture, along with cyber security features, controls and monitoring functions adequately protects digital, computer and communication systems, components and networks subject to 10 CFR 73.54 against cyber attacks, up to and including the Design Basis Threat. Adequate Protection is determined in accordance with the requirements of 10 CFR Part 73.54, Cyber Security Technical Description (dated November 2014), Owners' NRC approved Cyber Security Plan, which addresses Reg. Guide 5.71 (Rev. 0) guidance and the Owners’ Licensing Basis for both Units. The Cyber Security Technical Description (dated November 2014) is included herein (Attachment 1). Contractor’s scope of work under this Change Order is herein referred to as “Cyber Security Scope of Work”. The Parties recognize that the DOR (Attachment 1 to the Technical Description) is in DRAFT form and agree that the DOR is not considered part of the Technical Description for the purposes of defining the scope of work under this Change Order. The Parties agree that the DOR will be finalized after execution of this Change Order.
A large number of security controls provided in Reg Guide 5.71 (Rev. 0) guidance must be addressed for every Critical Digital System/Critical Digital Asset (CDA) in the plant and as such, making said systems compliant with the new regulation. Reg Guide 5.71 (Rev. 0) guidance also requires licensees to make changes to the storage and handling of certain assets, which necessitates training for Contractor personnel, which is covered by this Change Order.

Westinghouse / Stone & Webster - Proprietary & Confidential

Contractor will perform the Cyber Security Scope of Work, effective as of the date that Owners and Contractor execute this Change Order. In addition to the Cyber Security Scope of Work, Contractor’s scope will include the following work activities:

•
Contractor, after consultation with Owners and consistent with the time frame for Owners’ review set forth in Attachment 1, will be responsible for making the final decision regarding cyber implementation into vendor packaged systems. Cyber implementation into vendor packaged systems may be addressed first through alternate controls or other justification; should remediation to a vendor packaged system be required, it will be addressed with Owners’ alignment for the program to best-fit the Project Schedule. When required, a vendor cyber upgrade as referenced in Attachment 1 will be provided. In the event Owners disagree with Contractor’s decision regarding cyber implementation into any vendor packaged system, such disagreements will be submitted to the Dispute Resolution Board (DRB) to resolve the disagreement. If Owners prefer a different method of cyber implementation, such change will constitute an Owner-Directed Change.

•	Cooperation in good faith with Owners to review and comment on Owners’ developed cyber security program documents and implementing procedures.

•	When updating and developing the Consortium Cyber Security governing documents, Contractor will take into consideration any applicable industry cyber security experience provided by Owners.

•
Contractor will develop and provide digital network architecture and communications flow diagrams in sufficient detail to facilitate defensive strategy design review and optimization of assessment activities, collaboration among stakeholders, and future analysis of cyber incidents. Owners and Contractor shall agree on a prudent approach. This work product shall be a configuration controlled design document.

•
Where certain information needed to assess CDAs constitute Safeguards Information (SGI), as defined by 10 CFR 73.21, described in 10 CFR 73.22, and designated as such by Southern Nuclear, Contractor will control and manage SNC-related SGI in accordance with Contractor programmatic controls and procedures approved by SNC Fleet Nuclear Security prior to initial use.

•	Contractor’s scope identified in Attachment 1.

•	Contractor will support Owners’ reasonable requests in preparing for and participating in NRC inspections, and in seeking NRC approval for potential changes to Owners’ cyber security program.

•
Contractor shall use commercially reasonable efforts to incorporate cyber security features into design, development, and procurement of systems that have not yet reached final design (e.g., Plant Security System, Emergency Communication System, core I&C systems, etc.)

•
Contractor shall reevaluate applicable Phase I deliverables that support ongoing work based on criteria contained in updated governing documents (e.g., Critical Systems and Critical Digital Assets lists).

Westinghouse / Stone & Webster - Proprietary & Confidential

•	Contractor will update and complete applicable governing documents prior to commencement of Work covered by the respective document.

•
Contractor will provide all reference documentation utilized to support CDA identification and assessment determinations. Should any reference material be non-releasable, Contractor will work with Owners to make available in a convenient manner.

It should be noted that the Cyber Security Level 4 (L4) portion of the Cyber Security Monitoring System (CYS) will be installed and made operational no later than [***] prior to planned fuel receipt at each unit. Monitoring of critical digital assets necessary to support fuel receipt will be in place. This requirement supersedes “120 days prior to receipt of nuclear fuel to the plant site” stated in Attachment 1, Section 1.1. As plant systems continue to be turned over, the systems which shall be monitored and supported by CYS will be interfaced into CYS.
The Cyber Security Level 3 (L3) portion of the CYS associated with EFS will be installed and made operational no later than [***] prior to the planned commencement of the Emergency Preparedness Plan (EPP) graded exercise at each unit.
Provisions for penetration testing will be addressed in the development of the test plans prior to systems being connected to the plant network and turned over to Owners.
The following scope is within Owners’ responsibility:

•	Owners’ scope identified in Attachment 1.

•	Owners’ Cyber Security Plan, program and development of implementing procedures and maintenance.

•	As cyber security is licensee’s program, Owners will continue to maintain the primary interface with the NRC, including incident management in accordance with 10 CFR 73.

•	Adequate resources to support timely reviews of Contractor’s scope to maintain the Project Schedule.

•	The operational monitoring of CYS in accordance with Owners’ Cyber Security Program.

•	Cooperate in good faith with Contractor for the execution of this scope of work.

The EPC Agreement terms and conditions shall apply to this Change Order except as otherwise provided in this Change Order.

Westinghouse / Stone & Webster - Proprietary & Confidential

In addition, the following provisions will apply to the work scope contemplated by this Change Order in lieu of parallel provisions stated in the EPC Agreement:
ARTICLE 14 – WARRANTY
Article 14.7 Cyber Security Work Warranties. Contractor warrants that the (i) Equipment provided by Contractor in connection with the Cyber Security Scope of Work (with the exception of the vendor upgrades, which are covered below) shall be free from defects in design, workmanship and material and (ii) the Services provided in connection with the Cyber Security Scope of Work will be performed by qualified persons using competent professional knowledge and judgment and both Equipment and Services shall conform to the Performance Standards (respectively, the “Cyber Security Equipment Warranty” and the “Cyber Security Services Warranty”). These warranties with respect to the cyber security work will commence as to each Unit on the date on which the activities designated on the project schedule as “CYS Site Acceptance Testing Complete” for such Unit are completed and shall expire on the date that is [***] after such date. For any non-conforming Equipment discovered during the Cyber Security Equipment Warranty period, provided that Contractor is promptly notified before the end of the Cyber Security Equipment Warranty period, Contractor shall perform such repair or replacement as required to meet the Cyber Security Equipment Warranty without additional compensation from Owners. The decision to repair or replace will be made by Contractor with input from Owners. In the event any portion of the Services provided in connection with the Cyber Security Scope of Work fails to conform to the Cyber Security Services Warranty, provided that Contractor is promptly notified before the end of the Cyber Security Services Warranty period, Contractor shall promptly re-perform the non-conforming Service without additional compensation from Owners. For any vendor upgrade, Contractor will pass through to Owners the warranty received by Contractor from the manufacturer or vendor of that vendor upgrade.

(2)	REASON FOR CHANGE
The work herein is in accordance with Article 9 of the EPC Agreement and has been agreed to in the Binding Term Sheet.

(3)	PAYMENT SCHEDULE FOR CHANGE
The following milestone payments will be invoiced upon Contractor’s completion of each milestone:

Estimated Completion Date	Deliverable	Milestone %	Milestone Payment
[***]	[***]	[***]
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Westinghouse / Stone & Webster - Proprietary & Confidential

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[***]	[***]	[***]

(4)	APPLICABLE CONTRACT PRICE CATEGORY ([***])
Not applicable.

Westinghouse / Stone & Webster - Proprietary & Confidential

(5)	OPTIONS TO MITIGATE COSTS OR DELAYS OR ENHANCE SAVINGS ASSOCIATED WITH CHANGE
Nothing additional.

(6)	EVALUATION OF THE IMPACT ON THE LICENSING BASIS AS OF THE DATE OF CHANGE
At this time, there are no anticipated impacts to the Licensing Basis as a result of this Change Order.

(7)	WRITTEN PROPOSAL FOR EXECUTING THE WORK INSOFAR AS IT HAS CHANGED
Not applicable.

Westinghouse / Stone & Webster - Proprietary & Confidential

(8)	CHANGES NEEDED TO MILESTONE PAYMENT
Not applicable.

(9)	CHANGES NEEDED TO PROJECT SCHEDULE
Not applicable.

PREPARED BY (CONTRACTOR):
WESTINGHOUSE ELECTRIC COMPANY LLC    STONE & WEBSTER, INC.
By:                             By:
Name:                         Name:
Title:                         Title:
Date:                            Date:

APPROVED (OWNERS):

GEORGIA POWER COMPANY (AS AN OWNER AND AS AGENT FOR THE OTHER OWNERS)
By:
Name:
Title:          Date

Westinghouse / Stone & Webster - Proprietary & Confidential

Attachment 1

Technical Description for
AP1000 Plant Consortium Cyber Security Scope of Supply

November 2014

Confidential Trade Secret Information — Subject to Restricted Procedures

Attachment B to Amendment No. 7 to EPC Agreement (April 8, 2008)
FORM OF PLANT-WIDE SECURITY AND COMMUNICATIONS SYSTEM INTEGRATION CHANGE ORDER

PRIVILEGED & CONFIDENTIAL

PLANT-WIDE SECURITY AND COMMUNICATIONS SYSTEM INTEGRATION CHANGE ORDER
DATED: DECEMBER XX, 2015
VOGTLE AP1000 NUCLEAR UNITS 3 & 4

CONTRACT: Engineering, Procurement and Construction Agreement by and between Georgia Power Company, acting for itself and as agent for Oglethorpe Power Corporation, Municipal Electric Authority of Georgia and the City of Dalton, Georgia, (collectively, “Owners”), and a consortium consisting of Westinghouse Electric Company LLC and Stone & Webster, Inc., as Contractor for AP1000 Nuclear Power Plants, dated as of April 8, 2008, as amended (“EPC Agreement”).
DESCRIPTION OF CHANGE: This Change Order is pursuant to Article 9 of the EPC Agreement and paragraph 7 of the Binding Term Sheet dated October 27, 2015 among Westinghouse Electric Company LLC, Oglethorpe Power Corporation, Municipal Electric Authority of Georgia, Georgia Power Company, and the City of Dalton Georgia (“Binding Term Sheet”).

In accordance with this Change Order and in exchange for Owners’ payment as set forth in paragraph 7 of the Binding Term Sheet, Contractor is to design, construct, install, test, and implement of a fully functioning, integrated, plant-wide security system for Vogtle Units 1–4, including all Site plant facilities (this integrated, plant-wide system hereafter generically referred to as the “Site Security System”), that satisfy all applicable requirements in the Licensing Basis, NRC regulations and guidance (including but not limited to 10 CFR § 73.55 and implementing guidance), the EPC Agreement, and any written technical direction or other applicable written instructions or criteria provided by Owners—as such requirements exist as of the Settlement Effective Date.
High-Level Site Security Scope of Work
Contractor is responsible for performing all work required to fully implement plant security systems for Units 3 and 4 (including Site facilities) and for performing all work within the Site and outside the Unit 1 and 2 protected area fence, including Owner-controlled areas, to provide a fully-functioning four-unit Site Security System. To support integration of Units 1 and 2 into the Site Security System, Contractor shall (a) provide security systems and equipment for Units 3 and 4, [***].
Owners shall be responsible for modifications and upgrades to security systems and equipment inside the Unit 1 and 2 protected area fence, and as applicable for equipment and systems outside the Site boundaries, to the extent such modifications are necessary to support the integration of
__________________
1[***].

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PRIVILEGED & CONFIDENTIAL

Units 1 and 2 into the Site Security System; provided, however, that Owners’ responsibility for such modifications shall not diminish Contractor’s obligation to [***].
Owners and Contractor will jointly develop the design details for the Site Security System, which shall be consistent with this Site Security Scope of Work, including the Licensing Basis, NRC regulations and guidance, the EPC Agreement, and the design criteria and functional requirements provided in writing by Owners as of the Settlement Effective Date. [***]
Owners and Contractor will jointly develop a transition plan to [***]. Final transition plan will be approved by Owners to support construction schedules and security plan schedules. After completing all applicable testing and startup activities for Unit 3, Contractor will be responsible for [***]; provided, however, that Owners will be responsible for performing all modifications and testing activities required for Units 1 and 2 equipment prior to and during the transition. After completing applicable testing and startup activities for Unit 4, Contractor will be responsible for [***].
Schedule
Contractor will perform the Site Security Scope of Work in a manner that is consistent with and supports the January 2015 IPS.

Detailed SOW
The Site Security Scope of Work includes the categories of Work described below. [***]2

____________________
2REFLECTS THE REDACTION OF APPROXIMATELY 7 PAGES OF TEXT

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Confidential Trade Secret Information — Subject to Restricted Procedures

Attachment C to Amendment No. 7 to EPC Agreement (April 8, 2008)
DISPUTE RESOLUTION BOARD PROCEDURES

DISPUTE RESOLUTION BOARD PROCEDURES
Article 1.GENERAL
1.1.    These Dispute Resolution Board Procedures, including Attachments 1 and 2 hereto (“DRB Procedures”) specify the requirements for establishing and operating the Dispute Resolution Board (“DRB”) pursuant to Article 27A of the EPC Agreement.
1.2.    The entities listed in the first paragraph of Amendment No. 7 to the EPC Agreement (individually a “Party” and collectively the “Parties”) shall diligently cooperate with each other and with the DRB and shall perform such acts as may be necessary to obtain prompt, informed, cost-effective and expeditious resolution of any Claim based on the relevant facts, the EPC Agreement and applicable Law, bearing in mind that a DRB Proceeding is intended to be an expedited process designed to achieve binding or interim disposition of Claims within [***] of instituting the DRB Proceeding. These DRB Procedures do not modify the respective rights and duties of the Owners or the Contractor except as specifically provided herein.
1.3.    Each Party agrees that its compliance with Article 27A and these DRB Procedures with regard to a Claim is a condition precedent to such Party’s commencing or pursuing any arbitration or litigation with respect to such Claim. Except as set forth in Section 27.6 of the EPC Agreement, the Contractor covenants not to sue or demand arbitration with the Owners, and the Owners covenant not to sue or demand arbitration with the Contractor, with respect to any Claim (i) that is the subject of an interim DRB Determination until after the Fuel Load of the Second Unit or prior termination of the EPC Agreement or (ii) that is the subject of a final and binding DRB Determination at any time.
Article 2.DEFINITIONS
2.1.    Except as otherwise defined in these DRB Procedures, capitalized terms in these DRB Procedures have the meaning set forth in the EPC Agreement.
2.2.    “Amount in Controversy” means the amount in controversy under an Individual Claim, as agreed to by the Parties or determined by the DRB based on a comparison of the Final Positions of the Owners and the Contractor with respect thereto. Depending on the nature of the Claim, the Amount in Controversy may be measured in money, days or both.
2.3.    “Claim” has the meaning set forth in Section 27.1 of the EPC Agreement.
2.4.    “EPC Agreement” means the Engineering, Procurement and Construction Agreement, dated April 8, 2008, as amended, by and among the Parties.
2.5.    “Final Position” means the amount that a Party submits or states as its final position with respect to an Individual Claim, or is deemed to have so submitted or stated, pursuant to R-3 in Attachment 2 of these DRB Procedures.
2.6.    “DRB” means the Dispute Resolution Board established pursuant to Article 27A of the EPC Agreement.

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2.7.    “DRB Members” are the three members of the DRB, each of whom is a signatory to the DRB Member Agreement, as jointly selected by the Owners and the Contractor as provided herein, and any replacements of such Members.
2.8.    “DRB Member Agreement” is an agreement, in the form attached hereto as Attachment 1 (with such changes thereto as are agreed to by the Parties and the DRB Members), to which the individual DRB Members, the Owners, and the Contractor are Parties, which establishes the DRB consistent with the requirements of these DRB Procedures.
2.9.    “DRB Determination” means a written decision issued by the DRB on a Claim submitted to it including any award contained in the decision. Except as set forth in Section 27A.2(b) of the EPC Agreement, DRB Determinations shall not be admissible in subsequent litigation or other dispute resolution proceedings.
2.10.    “DRB Hearing” is the hearing referred to in R-26 in Attachment 2 to these DRB Procedures.
2.11.    “DRB Proceeding” means the process that is commenced by submission of a Claim to the DRB for the purpose of obtaining a DRB Determination.
2.12.    “DRB Financial Interest” means any direct or indirect ownership interest, loans, receivables, or payables, except for holdings in mutual funds or exchange traded funds.
2.13.    “Individual Claim” means a Claim where all requests for schedule or monetary relief or payment arise from a single event, occurrence or incident, or from a group of events, occurrences or incidents that are sufficiently related such that the DRB concludes the ends of justice and economy are promoted by considering the requests/disputes in the context of one another. The DRB shall determine the existence, scope and composition of an Individual Claim in the event of a disagreement between the Parties as to the same. Subdivision of an Individual Claim for the purpose of creating, or which creates, multiple Claims that are less than [***] pursuant to Section 27A.2(b) of the EPC Agreement is prohibited. Aggregation of Individual Claims for the purpose of avoiding the effects of Section 27A.3 of the EPC Agreement is also prohibited.
2.14.    “Additional Project Parties” means past or present consultants, subconsultants, subcontractors and suppliers of all tiers engaged in connection with the Vogtle Units 3&4 project.
2.15.    “Other Parties” means entities and individuals who have been engaged by any of the Owners or the Contractor in any capacity within the 10 years prior to December 31, 2015.
2.16.    “Potential Conflict Parties” means, collectively, the Parties, the Additional Project Parties, the Other Parties, and the key individuals employed by each, as identified in a list compiled for this purpose by the Owners and Contractor.
2.17.    “Strike” means either (i) a denial by the DRB of a Strike-Eligible Claim in its entirety or (ii) a DRB Determination of a Strike-Eligible Claim that includes either (a) a

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monetary award in an amount less than [***] of the portion, if any, of the Amount in Controversy measured in dollars; or (b) an award of days in an amount less than [***] of the portion, if any, of the Amount in Controversy measured in days.
2.18.    “Strike-Eligible Claim” means an Individual Claim with an Amount in Controversy greater than [***] or a DRB Determined Strike-Eligible Claim.
2.19.    “DRB Determined Non-Binding Claim” means a Claim pending before the DRB (“Pending Claim”) which is determined by the DRB to be so substantially similar or related to one or more Claims previously submitted to the DRB that the Pending Claim, if brought at the same time as such previously-submitted Claim(s), would have been aggregated by the DRB with such previously submitted Claim(s) as part of an Individual Claim, and with respect to which the DRB determines the Amount in Controversy for such Pending Claim and the Amounts in Controversy for such previously submitted Claims collectively exceed [***].
2.20.    “DRB Determined Strike-Eligible Claim” means a Pending Claim which is determined by the DRB to be so substantially similar or related to one or more Claims previously submitted to the DRB that the Pending Claim, if brought at the same time as such previously-submitted Claim(s), would have been aggregated by the DRB with such previously submitted Claim(s) as part of an Individual Claim, and with respect to which the DRB determines the Amount in Controversy for such Pending Claim and the Amounts in Controversy for such previously submitted Claims collectively exceed [***].
Article 3.REQUIREMENTS FOR DRB MEMBERSHIP
3.1.    Each prospective DRB Member shall individually represent that he/she is qualified and able to perform independently and impartially the duties set forth in Article 27A of the EPC Agreement, these DRB Procedures and the DRB Member Agreement. It is imperative that DRB Members show no partiality to either the Contractor or the Owners, or have any conflict of interest. The DRB Members shall agree to abide by the Code of Ethics recommended by the Dispute Resolution Board Foundation.
3.2.    Each DRB Member shall have the following professional experience and qualifications:
3.2.1.    Experience with the interpretation and implementation of EPC contracts and associated documents;
3.2.2.    Experience in construction matters and the resolution of design and construction disputes relevant to the scope of work for this project, and
3.2.3.    Prior experience as a member of a dispute resolution board or as a mediator or arbitrator with respect to complex construction disputes is preferred, but not required.
3.3.    The chair of the DRB (the “DRB Chair”) shall also have administrative and dispute resolution experience and the ability to facilitate the DRB's proceedings. It is also desirable for the DRB Chair to have substantial experience in

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construction dispute resolution, adjudication or arbitration, the interpretation of construction contract documents, and the analysis and resolution of construction claims.
3.4.    It is imperative that all members of the DRB be neutral, act impartially, and be free from any conflict of interest. The avoidance of an actual or perceived conflict of interest and/or bias is central to the effectiveness of the DRB. Consequently, the DRB Members shall meet the following criteria and limitations for membership:
3.4.1.    Direct Employment: Individuals who are current or former employees of any of the Parties, or any of the Additional Project Parties, may not serve as DRB Members. Prospective DRB Members who are current or former employees of any of the Potential Conflict Parties must disclose that employment information in writing at the time of submission of the information described in Section 4.2 below.
3.4.2.    Attorney-Client Relationships: Attorneys who have been involved in the representation of any of the Parties, or Additional Project Parties in relation to the Project, may not serve as DRB Members. Any past or present involvement in the representation of any of the Potential Conflict Parties must be disclosed in writing at the time of submission of the information described in Section 4.2 below, and such disclosures shall include any past or present representation of any of the Potential Conflict Parties by the Prospective DRB Member’s law firm.
3.4.3.    Close Personal or Professional Relationships: Individuals with a close personal or professional relationship with a key individual of any Project Party may not serve as DRB Members. All close personal or professional relationships with any individuals listed as Potential Conflict Parties or otherwise known to be associated with any of the Potential Conflicts Parties must be disclosed in writing at the time of submission of the information described in Section 4.2 below.
3.4.4.    Service on Other DRBs: All past and current service as a DRB member or as an arbitrator on projects involving any of the Parties or Additional Project Parties must be disclosed in writing.
3.4.5.    Prior Involvement: No DRB Member shall have had substantial prior involvement in the Vogtle Units 3&4 project, as determined by the Owners and the Contractor.
3.4.6.    Financial Interest: No DRB Member shall have any DRB Financial Interest in any Party or the EPC Agreement, except for payment of the DRB Member’s fees and expenses as provided herein or in the DRB Member Agreement. Prospective DRB Members with a DRB Financial Interest in any of the Potential Conflict Parties, or a prior DRB Financial Interest in any of the Parties or Additional Project Parties, must disclose those DRB Financial Interests in writing at the time of submission of the information described in Section 4.2 below.

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3.4.7.    Consultant: No DRB Member shall have been, nor for the duration of the DRB be, employed as a consultant or otherwise by any Party or its Personnel, including as a representative for purposes of negotiations, unless any such relationship has been disclosed in writing to and approved by all Parties.
3.4.8.    Advice: No DRB Member shall give advice to any Party or their Personnel, on an ex-parte basis, concerning the conduct of the EPC Agreement, other than in accordance with the EPC Agreement and these DRB Procedures.
3.4.9.    Ex-parte Communication: No DRB Member shall have any ex-parte communications with any Party at any time after their becoming a DRB Member, except as otherwise permitted by these DRB Procedures.
3.4.10.    Confidentiality: Each DRB Member shall treat the details of the EPC Agreement, all matters discussed with the DRB, all documents and information provided to the DRB, and all the DRB’s activities and DRB Hearings as private and confidential, and shall not publish, comment on or disclose them without the prior written consent of the Parties, except as otherwise permitted by these DRB Procedures.
3.4.11.    While serving as a DRB Member, no DRB Member shall participate in any discussion contemplating the creation of an agreement or making an agreement with any of the Parties or their Personnel or any current Additional Project Party regarding present or future employment or fee-based consulting services, or any other business arrangement after ceasing to act as a DRB Member or after the EPC Agreement is completed.
3.5    Except for their respective participation in any DRB Proceeding, none of the Parties shall solicit advice or consultation from the DRB Members, on an ex parte basis, and the DRB Members shall refrain from offering or providing such advice or consultation.
Article 4.ESTABLISHMENT OF THE DRB
4.1.    The Owners and the Contractor shall meet to discuss the establishment of the DRB, possible prospective DRB Members, and to exchange lists of the Additional Project Parties, Other Parties, and the key personnel of Potential Conflict Parties.
4.2.    The Owners and the Contractor shall discuss and establish the qualifications upon which prospective DRB Members are to be evaluated and to jointly agree on three or more prospective DRB Members. Upon agreement on a list of prospective DRB Members, such prospective DRB Members will be jointly contacted by the Parties, provided with a copy of these DRB Procedures including Attachments 1 and 2 hereto, and the list of Potential Conflict Parties, and invited to submit the following information for further consideration by the Owners and Contractor:

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4.2.1.    Resume showing experience and qualifications as required by these DRB Procedures.
4.2.2.    Identification of past and current experience as a member of an arbitral or mediation panel or a dispute resolution board. Each such assignment shall be listed separately, indicating the name and location of the project, dates of service, name of owner, name of contractor, contract value, name of nominating party if applicable, and names of the other members.
4.2.3.    Disclosure statement describing: (i) past, present, and anticipated relationships, including indirect relationships through the prospective DRB Member's employer, if any, respecting all Potential Conflict Parties and otherwise in accordance with the requirements of Article 3 above, (ii) any DRB Financial Interest, and (iii) any involvement in the Vogtle Units 3 & 4 project.
4.3.    Disclosure is a continuing obligation of all DRB Members throughout the life of the DRB.
4.4.    The Owners and the Contractor shall meet again within fifteen (15) Days of the receipt of this information to review and mutually agree on the final selection of all three DRB Members. In the event that all three DRB Members were not selected from the initial pool of candidates, the process shall be repeated as necessary.
4.5.    Within fifteen (15) Days of completion of the selection process, the DRB Member Agreement shall be executed among the three DRB Members, the Owners, and the Contractor. The DRB Member Agreement sets forth the terms and conditions that apply to the services to be provided by the DRB Members and, if the composition of the DRB changes, shall be amended to reflect such changes. The DRB shall be deemed constituted when the DRB Member Agreement is fully executed by all signatories.
4.6.    The three DRB Members shall designate the DRB Chair and, in writing, notify the Owners and the Contractor of the identity of the DRB Chair.
4.7    In the event any DRB Member resigns, becomes incapacitated, dies or is otherwise incapable of serving as a member of the DRB, then a replacement member shall be selected in accordance with this Section 4.7. In the event of a vacancy on the DRB, the Parties shall engage in good faith discussions to agree on a replacement DRB Member and fill the vacancy as quickly as practicable. If the vacancy has existed for thirty (30) Days and the Parties have not agreed on a replacement, the Contractor shall offer the names of two prospective replacement DRB Members and the Owners shall collectively offer two names. The information described in Section 4.2 shall be assembled for the four candidates. The four names, along with the assembled information, shall be provided to the remaining members of the DRB in alphabetical order, without any information identifying which candidates were suggested by each Party. The remaining DRB Members shall select a replacement DRB Member from the four names on the list. If two vacancies exist at the same time, the same process shall be used except the one remaining DRB Member shall select two replacement DRB Members from the four names on the list in the event the Parties are unable to fill the vacancy(ies).

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Article 5.TERMS AND TERMINATION OF THE DRB
5.1.    Each DRB Member shall be appointed for the life of the EPC Agreement but not beyond the dissolution of the DRB as provided in Section 5.4 below. The services of a DRB Member may be terminated without cause only by mutual agreement of the Parties. In such event, written notice of the termination, signed by the Parties, will be provided to the DRB Members, and the termination will be effective upon the date the notice is signed by the Parties. The Parties will thereafter fill the vacancy in accordance with the terms of these DRB Procedures.
5.2.    The services of a DRB Member may be terminated for cause only as follows:
5.2.1.    Any Party may seek removal of a DRB Member for demonstrated bias; partiality; lack of independence; inability or refusal to perform his or her duties with diligence and in good faith; or other improper conduct.
5.2.2.    If a Party becomes aware of a conflict of interest for a DRB Member, it may, by written notice copied to the other Parties and all DRB Members, request that the DRB Member with such alleged conflict explain, remedy or remove the alleged conflict. If the alleged conflict is not explained sufficiently, remedied or removed within twenty-one (21) Days of notice, then the Party may seek to terminate the DRB Member.
5.3.    Any Party seeking to terminate a DRB Member for cause shall first confer with the other Parties to determine if the other Parties agrees with the termination. If the Parties agree, the DRB Member shall be terminated. If there is failure to reach agreement, the Party seeking termination shall have the right to proceed to a court of competent jurisdiction as identified in the DRB Member Agreement to effect the termination.
5.4.    The DRB shall be dissolved upon completion of its deliberations and rendering of a DRB Determination on any Claims submitted to the DRB prior to Final Completion of the Second Unit and delivery of any related DRB Determinations; except that if the EPC Agreement is terminated, the DRB shall immediately be dissolved, except to the extent, and for the purpose of resolving, unresolved Claims submitted to the DRB at least sixty (60) Days prior to such termination of the EPC Agreement. Within twelve (12) months after the first to occur of Final Completion of the Second Unit or termination of the EPC Agreement, the DRB shall render a DRB Determination on any Claims submitted to the DRB prior to such completion or termination. If the DRB does not do so, the DRB is dissolved and the Parties may pursue such Claims pursuant to the EPC Agreement. After the DRB is dissolved as provided herein, it shall have no further authority to consider Claims.
Article 6.OPERATION OF THE DRB
6.1.    DRB Proceedings and DRB Hearings shall be conducted in accordance with these DRB Procedures, including the AAA Construction Industry Arbitration Rules Amended and Effective July 1, 2015, as modified and reflected in Attachment 2 hereto. The Parties and the DRB agree and understand that the AAA [***].

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6.2.    The DRB shall have the authority to carry out the functions of the DRB as contemplated by the EPC Agreement and the DRB Procedures, including without limitation the authority to make all rulings and decisions necessary for effective and efficient implementation of the DRB process. Without limiting the foregoing, the DRB shall have authority to rule on the validity and completeness of invoices, determine the existence, scope and composition of Individual Claims, the Final Positions of the Parties with respect to each Individual Claim, the Amount in Controversy in each Individual Claim, whether a Claim is a Strike-Eligible Claim, whether a DRB Determination constitutes a Strike, when a Payment Suspension Period begins, when a Payment Suspension Period ends, and the like.
6.3.    The DRB may, in its discretion, retain and compensate any administrative staff and subject-matter experts the DRB considers appropriate to assist it in conducting DRB Proceedings and making DRB Determinations. Within fifteen (15) Days of request by the DRB, subject to the provisions of Section 27A.5(b) of the EPC Agreement, the Owners shall reimburse the DRB for [***], and the Contractor shall reimburse the DRB for [***], of all costs incurred or committed by the DRB for such purposes.
6.4.    The DRB will visit the Site and meet with representatives of the Parties in joint sessions at periodic intervals and at additional times as requested by the Parties. The DRB Chair shall schedule the regular DRB meetings on a quarterly basis unless the Owners, the Contractor, and the DRB agree that more frequent or less frequent meetings are appropriate given the current status, scope and remaining duration of the project. Under no circumstances, however, shall the frequency of regular DRB meetings be less than two times in a calendar year. Each regular DRB meeting shall consist of an informal discussion and a field observation of the work in progress. The discussion and field observation shall be attended by personnel of the Owners and the Contractor. Any individual discussion or consultation without all Parties present is strictly prohibited. The DRB Members shall not visit the Site except under arrangements made jointly by the Parties.
6.5.    If requested by the DRB, the Contractor will provide the DRB and the Owners with a current list of pending and rejected Change Orders and notices of Change, as well as any other information, schedule, or status reports in advance of each DRB meeting.
6.6.    All documents and information produced, disclosed or used in (a) negotiations or in connection with a dispositive motion pursuant to these DRB Procedures, (b) to obtain an advisory DRB opinion, or (c) in a DRB Proceeding shall be subject to the “Protective Order Governing the Use and Handling of Confidential, Proprietary, and Export Controlled Information in the Lawsuit” attached hereto as Attachment 3, to the same extent as documents and information produced, disclosed or used in the litigation in which the Protective Order was entered.

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ATTACHMENT 1
FORM OF DRB MEMBER AGREEMENT

DRB MEMBER AGREEMENT
This DRB Member Agreement (this “Agreement”) by and between GEORGIA POWER COMPANY, a Georgia corporation, OGLETHORPE POWER CORPORATION (AN ELECTRIC MEMBERSHIP CORPORATION), an electric membership corporation formed under the laws of the State of Georgia, MUNICIPAL ELECTRIC AUTHORITY OF GEORGIA, a public body corporate and politic and an instrumentality of the State of Georgia, MEAG Power SPVJ, LLC, MEAG Power SPVM, LLC, MEAG Power SPVP, LLC, and THE CITY OF DALTON, GEORGIA, an incorporated municipality in the State of Georgia acting by and through its Board of Water, Light and Sinking Fund Commissioners (hereinafter referred to collectively as “Owners”); WESTINGHOUSE ELECTRIC COMPANY LLC, a Delaware limited liability company having a place of business in Monroeville, Pennsylvania (“Westinghouse”), and CB&I STONE & WEBSTER, INC., a Louisiana corporation having a principal place of business in Charlotte, North Carolina (“CB&I/S&W”, hereinafter referred to collectively with Westinghouse as “Contractor”); and ___________________, ____________________, and ______________________ (hereinafter referred to collectively as the “DRB Members”) is entered into as of the _____ day of _______________, 201___. Owners and Contractor are collectively referred to herein as the “Parties.”

I    DRB DOCUMENTS

A.
Owners and Contractor entered into an Engineering, Procurement and Construction Agreement, dated as of April 8, 2008 (the “EPC Agreement”) to provide for, among other things, the design, engineering, procurement, installation, construction and technical support of start-up and testing of equipment, materials and structures comprising Units 3 and 4 of the nuclear-fueled electricity generation facility to be located at the existing site of the Vogtle Electric Generating Plant in Waynesboro, Georgia.

B.	Amendment No. 7 to the EPC Agreement, dated __________________ (“Amendment No. 7”), provides in Article 27A for the establishment of a Dispute Resolution Board (“DRB”) to assist in resolving disputes.

C.
The Dispute Resolution Board Procedures (“DRB Procedures”) attached as Exhibit CC to the EPC Agreement pursuant to Amendment No. 7 provides for the selection of three (3) DRB members and the operation of the DRB. A copy of the DRB Procedures is attached hereto as Exhibit “A”.

D.	This Agreement and the EPC Agreement, including all amendments thereto and the DRB Procedures are referred to herein as the “DRB Documents”.
II    PURPOSES OF DRB
To assist in and facilitate the avoidance of Claims between the Parties and to effect the prompt, informed, cost-effective, expeditious and impartial resolution of Claims that are submitted to it.

III    DRB SCOPE OF WORK

A.	General.

1.
The DRB shall perform services and assume responsibilities consistent with the DRB Documents, including those necessary and reasonably inferable but not listed therein, to achieve the purpose of the DRB Documents.

2.	Capitalized terms not specifically defined herein are defined in the other DRB Documents.

3.
The DRB Documents are to be construed consistently and harmoniously, provided this Agreement shall not limit any of the DRB’s or the DRB Members’ obligations under the other DRB Documents. In the event of any conflict between or among any of the DRB Documents, the order of precedence to resolve any such conflicts is:

a.	EPC Agreement, as amended through Amendment No. 7;

b.	The DRB Procedures; and

c.	This Agreement.

B.
Operating Procedures. The DRB shall establish internal DRB operating procedures (“DRB Operating Procedures”), consistent with and subject to the requirements and guidelines set forth in the DRB Documents, establishing (i) the mailing address(es) and email address(es) for communications with the DRB; (ii) responsibility for preparing minutes of meetings between the DRB and the Parties; (iii) a list of weekly, monthly or other periodic project reports to be provided to the DRB; and (iv) a preliminary schedule for DRB site visits and inspections to occur within the first year of the establishment of the DRB. A draft of the DRB Operating Procedures shall be submitted to the Parties for their review and comment. Within ten (10) Days of receipt, the Parties shall confer and propose edits, revisions, additions, deletions or other modifications and shall deliver such comments to the DRB for their consideration for incorporation into the final DRB Operating Procedures. The DRB shall act reasonably in rejecting or accepting any such comments and incorporating them into the final DRB Operating Procedures. The DRB shall publish and transmit to the Parties the final DRB Operating Procedures upon consideration of the Parties’ comments.

C.	Resolution of Disputes.

1.
The DRB is required to follow and comply with all procedures and requirements expressly set forth in the DRB Documents, and any deviation from the same must be mutually agreed upon in writing by the Parties.

2.	When the DRB determines that the services of one or more outside consultants is needed to advise the DRB, the DRB may engage such consultants at its discretion.

3.	The DRB may convene internal meetings as needed to review and discuss all matters pending before it, and to formulate the responses, determinations,

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4.	orders, opinions and DRB Determinations expressly required under the DRB Documents.

5.	All DRB Determinations, orders and responses to requests for clarification or reconsideration shall be signed by at least a majority of the DRB Members.
IV    RESPONSIBILITIES OF THE DRB MEMBERS
The DRB Members shall:

A.	comply with all requirements for DRB membership set forth in the DRB Documents;

B.	not discuss, individually or collectively, issues with the Owners or the Contractor that could possibly be construed as compromising the DRB’s ability to impartially resolve any Claims;

C.
not express an individual or collective opinion of merit, in whole or in part, for any potential or other Claim other than through the issuance of a DRB Determination, except in the case of an advisory opinion or a finding or order on a dispositive motion;

D.
in accordance with the DRB Documents, consider the facts and conditions forming the basis for a submitted Claim impartially and evaluate the merits based on careful consideration of the EPC Agreement, applicable law and regulations, and the facts and circumstances of the Claim. The DRB Members shall not ignore, disregard or undermine the intention, requirements, economic allocation of risk or Work specified in the EPC Agreement;

E.	cause the DRB to comply with its duties and obligations under the DRB Documents; and

F.	comply with the duties and obligations of the DRB Members under the DRB Documents.
V    PAYMENT

A.	Invoicing details shall be established at the first meeting with representatives of Owners and Contractor.

B.
Payments made to the DRB Members shall constitute full compensation for work performed, travel time and services rendered, and for all materials, supplies and incidentals necessary to serve on the DRB.

C.	Payment for services rendered by DRB Members shall be at the rate and conditions agreed to between the Owners and the Contractor and each DRB Member.

D.
DRB Members shall be reimbursed for actual direct, non-salary expenses for serving on the DRB including automobile mileage, parking, travel expenses from the point of departure to the initial point of arrival, automobile rental, taxi fares, food and lodging, printing, long distance telephone, postage and courier delivery, subject to the terms and conditions of the DRB Documents.

E.	Payment made to DRB Members in the form of bonus, commission, or consideration of any nature other than that specified hereinabove for performance and service

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provided under this Agreement, before, during or after the period this Agreement is in effect, is prohibited.

F.	DRB Members shall individually submit invoices for work completed and reimbursable expenses to the Owners and Contractor:

1.	Not more often than once per month.

2.
Based on the agreed billing rate and conditions and on the number of hours expended, together with direct, non-salary reimbursable expenses for serving on the DRB including an itemized listing supported by copies of original bills, invoices, and expense accounts.

3.	Accompanied by a description of DRB activities performed and time spent daily during that period.

G.	Subject to Section 27A.5 of the EPC Agreement, the Owners and Contractor shall [***] pay [***] of the acceptable invoices, within thirty (30) Days of their receipt.
VI    CONFIDENTIALITY AND RECORDKEEPING

i.	No DRB Member shall divulge information identified as confidential that has been acquired during DRB activities without obtaining prior written approval from the Owners and the Contractor.

ii.	DRB Members shall maintain cost records pertaining to this Agreement for inspection by the Owners or the Contractor for a period of three (3) years following the end or termination of this Agreement.
VII    ASSIGNMENT
No party to this Agreement shall assign or delegate any duty established under this Agreement.
VIII    TERMINATION AND DISSOLUTION

A.
This Agreement may be terminated by mutual written agreement of the Owners and Contractor at any time and the termination will be effective upon the date the notice of termination is signed by the Owners and Contractor.

B.	Unless terminated by mutual written agreement of the Owners and Contractor, the DRB shall be dissolved only in accordance with the DRB Documents.

C.	Individual DRB Members may only be terminated or replaced in accordance with the DRB Documents.

D.
If a DRB Member resigns, is unable to serve, or is terminated, he or she shall be replaced in accordance with the DRB Documents and, subject to Section VIII.E. below, be deemed to no longer be a party to this Agreement. This Agreement shall be amended to identify the replacement member and to obtain his or her signature to this Agreement.

E.	Confidentiality and recordkeeping obligations shall survive the termination, resignation or death of any DRB Member.

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IX    LEGAL RELATIONS
The Parties and each DRB Member expressly otherwise acknowledge that each DRB Member, in the performance of his or her duties on or in connection with the DRB, is acting in the capacity of an independent contractor and not as an employee of Owners or the Contractor.
X    DISPUTES REGARDING THIS AGREEMENT

A.
Disputes among the parties arising out of this Agreement that cannot be resolved by negotiation and mutual concurrence and actions to enforce any right or obligation under this Agreement shall be initiated in the United States District Court for the Southern District of Georgia, Augusta Division, or such other court of competent jurisdiction.

B.	All questions shall be resolved by application of Georgia law.

C.	The DRB Members hereby consent to the personal jurisdiction of the United States District Court for the Southern District of Georgia, Augusta Division, or such other court of competent jurisdiction.
XI    COUNTERPARTS
This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.
IN WITNESS WHEREOF, the Parties and the DRB Members have duly executed this Agreement as of the date first above written.
DRB MEMBERS:
By:
(Signature)            (Name)
By:
(Signature)            (Name)
By:
(Signature)            (Name)

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OWNERS:
Georgia Power Company

By:
Name:
Title:

Oglethorpe Power Corporation
(An Electric Membership Corporation)

By:
Name:
Title:

Municipal Electric Authority of Georgia, on its own behalf and on behalf of MEAG Power SPVJ, LLC, MEAG Power SPVM, LLC and MEAG Power SPVP, LLC

By:
Name:
Title:

The City of Dalton, Georgia,
acting by and through its Board of Water, Light and Sinking Fund Commissioners

By:
Name:
Title:

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CONTRACTOR:
Westinghouse Electric Company LLC

By:
Name:
Title:

CB&I Stone & Webster, Inc.

By:
Name:
Title:

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Exhibit “A”

Dispute Resolution Board Procedures

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ATTACHMENT 2
AMENDED AAA RULES

ATTACHMENT 2 TO DRB PROCEDURES
DRB RULES

Amended Construction Industry Arbitration Rules

Amended Construction Industry Arbitration Rules
Regular Track Procedures
R-1. Agreement of Parties and Designation of Applicable DRB Procedures

(a)	[Reserved]

(b)	[Reserved]

(c)	Unless all Parties agree otherwise, Regular Track Procedures, as amended herein, shall apply to all Claims.

(d)	If all Parties agree, the DRB shall apply the Fast Track Procedures or Procedures for the Resolution of Disputes through Document Submission (Section D of these DRB Rules) to any Claim.

(e)	[Reserved]
R-2. Good Faith Negotiations and Submission of Claims

(a)
Notice of Claim. A Party shall provide reasonable written notice to the other Party of any Claim, which notice shall contain: (i) a statement of the Party's position with regard to entitlement of all Claims and an explanation of the basis and justification for such position with reference to EPC Agreement language, and (ii) such Party’s position with respect to the amount of each Claim, including incurred and forecasted costs and delays, stated in dollars for monetary elements of the Claim and days for delay elements of the Claim. Within ten (10) Days after receipt of written notice of a Claim, the receiving Party shall provide a written response, which response shall contain: (i) a statement of the Party's position with regard to entitlement of all Claims and an explanation of the basis and justification for such position with reference to EPC Agreement language, and (ii) such Party’s position with respect to the amount of each Claim, including incurred and forecasted costs and delays, stated in dollars for monetary elements of the Claim and days for delay elements of the Claim.

(b)
Exchange of Information. Within twenty (20) Days after receipt of the response to Claim as required in R-2(a), the Party or Parties required to substantiate the Claim pursuant to Section 27.1 of the EPC Agreement (the “Proponent”) shall provide to the Party or Parties against which the Claim is asserted (the “Opponent”) a submission that includes: a calculation and description of the cause and amount of all incurred, committed and reasonably anticipated costs and delays involved in the Claim, stated in dollars for costs and days for delay, and the documents supporting same; all Supporting Documentation specified in Section 8.5(d) of the EPC Agreement; any applicable notices of Change and responses to such, along with attachments; expert report(s) or expert analysis, if any exist; copies of relevant additional documents relating to the position of such Party regarding entitlement, causation and amount of each Claim in question, including correspondence, meeting minutes, submittals, cost records, schedules, schedule-related documents and analyses, referenced excerpts from the EPC Agreement, and other referenced standards and requirements; and any additional non-privileged information and documents that are requested in writing by the Opponent and relate to the Claim or the positions of the Parties concerning the Claim. To the extent the Claim involves delays, resequencing or impacts to the Project Schedule or the time for performing the Work, the Proponent’s submission shall include an analysis of such delays, resequencing or impacts to the Integrated Project Schedule that is current as of the date of the Claim, and Proponent’s rationale for attribution of the amounts sought in the Claim that includes all resequencing, delays or impacts that occurred regardless of the cause, and regardless of whether such delays or impacts support the Proponent’s Claim. Within twenty (20) Days after the Proponent provides such submission, the Opponent shall submit to the Proponent: a summary of its defenses and arguments with respect to the Claim; any documentation supporting such defenses and arguments; expert report(s) or analysis, if any exist; copies of relevant additional documents relating to the Opponent’s defenses and arguments, including correspondence, meeting minutes, and referenced excerpts from the EPC Agreement; and any non-privileged information and documents that are requested in writing by the Proponent and relate to the Claim, defenses thereto or the positions of the Parties concerning the Claim. For good cause shown, a Party may request additional time for the exchange of information.

(c)
Within ten (10) Days after the Parties have exchanged the information required in R-2(a) and R-2(b), a senior official of each of Contractor and GPC, acting for itself and as agent for the other Owners, for each Claim with authority to resolve the Claim, shall meet and confer regarding such Claim in an effort to resolve disputes underlying such Claim. The Parties shall participate in good faith negotiations to resolve their differences before submitting a Claim to the DRB. If a Claim is not resolved within sixty (60) Days of submission of written notice of the Claim pursuant to R-2(a) either Owners or Contractor shall be entitled to submit such Claim for resolution by the DRB. Good faith negotiations may, but are not required to, involve solicitation and rendering of a DRB advisory opinion as described in R-61.

R-3. Submission of Claim to DRB

(a)
Submission of a Claim. Any Party may initiate a DRB Proceeding only after the processes described in R-2(a) and R-2(b) are completed. Any Party may submit a Claim to the DRB to obtain a DRB Determination by providing the DRB with the written submissions of the Parties, exchanged pursuant to R-2(a) and R-2(b), copied concurrently to the other Parties.

(b)
Determination of Individual Claims. Within ten (10) Days after a Claim is referred to the DRB for a DRB Determination, the Proponent and the Opponent shall exchange and submit to the DRB their respective positions and any supporting documentation with respect to: (i) the number of Individual Claims comprising the Claim; and (ii) the scope of Individual Claims. Within [***] after the Parties have submitted their positions and supporting documentation as set forth in this R-3(b), and if the Parties have not reached an agreement as to the scope of Individual Claims, the DRB shall issue a DRB Determination as to the scope of Individual Claims.

(c)
Final Positions. Within ten (10) Days after the scope of Individual Claims has been determined pursuant to R-3(b), the Proponent and the Opponent shall exchange and submit to the DRB, with respect to each Individual Claim: (i) its Final Position regarding all incurred costs and delays and all reasonably forecasted costs and delays, stated in dollars for costs and days for delay, and (ii) information and documentation described in R-2(b) pertaining to each Individual Claim. Within [***] after the Parties have submitted their Final Positions and related information, and unless the Parties have reached an agreement as to the Amount in Controversy for Individual Claims, the DRB shall issue a DRB Determination setting forth the Amount in Controversy for each of the Individual Claims that has been submitted to the DRB.

(d)
The DRB may extend the deadlines set forth in R-3 for good cause shown. If a Party fails to state its Final Position with respect to an Individual Claim within the time allowed, then (a) for the Proponent, its Final Position may be considered by the DRB to be the original amount of such Individual Claim; and (b) for the Opponent, its Final Position may be considered by the DRB to be zero. If the Owners have already paid Contractor for an Individual Claim and the Contractor’s Final Position with respect to that Individual Claim is less than the amount previously paid by the Owners, the Contractor shall immediately refund the difference to the Owners with interest at the rate of interest provided in Section 8.5(b) of the EPC Agreement, as amended by Section 1.6 of Amendment No. 7 to the EPC Agreement.

R-4. [Reserved]
R-5. [Reserved]
R-6. [Reserved]
R-7. [Reserved]

R-8. Interpretation and Application of DRB Procedures
The DRB shall interpret and apply these DRB Procedures insofar as they relate to the DRB’s powers and duties. When a difference arises among the DRB Members concerning the meaning or application of these DRB Procedures, it shall be decided by a majority vote.
R-9. Jurisdiction

(a)	The DRB shall have the power to rule on its own jurisdiction, including any objections with respect to the existence, scope, or validity of the agreement establishing and governing the DRB.

(b)	[Reserved]

(c)
A Party must object to the jurisdiction of the DRB no later than thirty (30) Days after the non-objecting Party submits a Claim as required by R-3(a). The DRB may rule on such objections as a preliminary matter or as part of the final DRB Determination.

R-10. [Reserved]
R-11. Administrative Conference
Any Party may request, or the DRB in its discretion may schedule, an administrative conference with the DRB and the Parties and/or their representatives. The purpose of the administrative conference is to organize and expedite the DRB Proceeding, explore administrative details, and to address other appropriate concerns of the Parties.
R-12. Fixing of Locale (the city, county, state, territory and, if applicable, country of the DRB Proceeding)
Normally, the DRB will conduct a DRB Hearing in Atlanta, Georgia. However, the DRB, in the exercise of its discretion, may select any other location that would be more convenient and still provide all required facilities and access to necessary documentation, provided that such other location is acceptable to the Parties. The DRB, in its sole discretion, shall have the authority to conduct special DRB Hearings for document production purposes in Atlanta, Georgia (or otherwise at other locations acceptable to the Parties) if reasonably necessary and beneficial to the process.
R-13. Date, Time and Place of DRB Hearing
The DRB shall set the date, time, and, subject to R-12, place for each DRB Hearing and/or conference. The Parties shall respond to requests for DRB Hearing dates in a timely manner, be cooperative in scheduling the earliest practicable date, and adhere to the established DRB Hearing schedule.
R-14. [Reserved]
R-15. [Reserved]
R-16. [Reserved]
R-17. [Reserved]
R-18. [Reserved]
R-19. [Reserved]
R-20. [Reserved]
R-21. [Reserved]
R-22. [Reserved]

R-23. Preliminary Management Hearing and Management of the DRB Proceeding

(a)
Within [***] after the Amount in Controversy has been determined under R-3(c), a preliminary hearing shall be scheduled in accordance with sections P-1 and P-2 of these DRB Rules. The Parties will be invited to attend the preliminary hearing along with their representatives. The preliminary hearing may be conducted in person or by telephone.

(b)
At the preliminary hearing, the Parties and the DRB should be prepared to discuss and establish a procedure for the conduct of the DRB Proceeding that is appropriate to achieve a fair, efficient, and economical resolution of the dispute based on the facts, the EPC Agreement and the Law.

(c)
The Parties and the DRB shall address issues and resolve disputes pertaining to the pre-hearing exchange and production of information in accordance with R-24 and R-25. If the Parties cannot agree on the production of documents and other information, the DRB, consistent with the DRB Procedures and the EPC Agreement, may establish the extent of discovery, and the DRB’s determinations on such issues shall be included within the Scheduling and Procedure Order issued by the DRB in connection with the preliminary hearing held pursuant to P-1 and P-2.

(d)	Generally, preliminary hearings will be scheduled on consecutive days or in blocks of consecutive days in order to maximize efficiency and minimize costs.
R-24. Pre-Hearing Exchange and Production of Information

(a)
Authority of DRB. The DRB shall have access to all such information from any Party as it deems necessary to carry out its function. Each Party that is requested by any DRB Member to provide non-privileged information and/or documents relating to the subject matter of any Claim submitted to the DRB shall promptly provide such information and/or documents to the DRB, with a copy to all other Parties. The DRB shall manage any necessary exchange of information among the Parties with a view to achieving an efficient and economical resolution of the dispute based on the facts, the EPC Agreement and the Law, and the Parties shall cooperate in the exchange of documents, exhibits and information. The Party bearing a burden to substantiate a Claim or a defense to a Claim pursuant to Section 27.1 of the EPC Agreement shall be entitled to conduct discovery sufficient to carry that burden.

(b)	Documents. The DRB shall, on application of a Party or on the DRB’s own initiative:

i.	require the Parties to exchange documents in their possession or custody on which they intend to rely;

ii.	require the Parties to update their exchanges of the documents on which they intend to rely as such documents become known to them;

iii.
require the Parties, in response to reasonable document requests, to make available to the other Parties documents, in the responding Party’s possession or custody, not otherwise readily available to the Party seeking the documents, reasonably believed by the Party seeking the documents to exist and to be relevant and material to the outcome of disputed issues; and

iv.
require the Parties, when documents to be exchanged or produced are maintained in electronic form, to make such documents available in the form most convenient and economical for the Party in possession of such documents, unless the DRB determines that there is good cause for requiring the documents to be produced in a different form. The Parties should attempt to agree in advance upon, and the DRB may determine, reasonable search parameters to balance the need for production of electronically stored documents relevant and material to the outcome of disputed issues against the cost of locating and producing them.

(c)
Depositions. At the discretion of the DRB, upon good cause shown and consistent with the expedited nature of the DRB Procedures, the DRB may order depositions to obtain the testimony of a person who may possess information determined by the DRB to be relevant and material to the outcome of the Claim. Subject to Section 27A.5 of the EPC Agreement, the DRB may allocate the cost of taking such a deposition.

(d)
In resolving each Claim, the DRB shall (i) be neutral and act fairly and impartially as between Owners and Contractor, (ii) facilitate each Party’s access to relevant documents and information; (iii) give each Party a reasonable opportunity to prepare its position regarding a Claim, present evidence, witnesses and arguments to support its position regarding a Claim, and respond to the other’s position regarding a Claim, (iv) adopt procedures suitable to such Claim, including but not limited to a reasonable opportunity to conduct discovery, such as an exchange of documents, depositions, and expert reports, and (v) follow applicable Law.

(e)
To the extent Contractor’s Claim includes or is based on costs or delays incurred, experienced or anticipated by a Subcontractor or Vendor, Contractor shall remain responsible for substantiating that portion of Contractor’s Claim with documentation sufficient to carry Contractor's burden pursuant to Section 27.1 of the EPC Agreement. Contractor shall request, and use its best efforts to ensure, that each such Subcontractor or Vendor maintains complete records concerning such costs and delays including, without limitation: records showing all causes and amounts of such costs and delays, whether or not such causes support Contractor’s Claim; records showing the amount and source of the Subcontractor or Vendor’s costs including contemporaneous documentation demonstrating that such costs are allocable to circumstances underlying the Contractor’s Claim; and records showing the amount of the mark-ups, burdens or loads included in such costs (“Vendor/Subcontractor Records”). On written request by Owner to Contractor, Contractor shall request, and use its best efforts to cause, each such Vendor or Subcontractor to produce such Vendor/Subcontractor Records to the DRB and all Parties and also similarly produce: any expert report(s) or expert analyses that exist relating to the delays or costs or their causes; any agreements, meeting minutes, notices, correspondence, or notices between Contractor and the Vendor or Subcontractor concerning the causes, amounts, validity or compensability of such costs or delays; and such other documents or information that the DRB considers appropriate to aid in resolving the Claim (“Other Information”). If a Subcontractor or Vendor fails to maintain or produce any Vendor/Subcontractor Records, or if a Subcontractor, Vendor or Contractor fails to produce any available Other Information, the DRB may treat each such failure as evidence introduced by Owners that Contractor’s Claim is not adequately supported. Contractor may introduce competing evidence that demonstrates the validity of Contractor’s Claim as to such issue, including, without limitation, any evidence showing the reasons why Contractor or a Subcontractor or Vendor has not provided documentation.

(f)
A Party intending to offer an outside expert's analysis at a DRB Hearing shall disclose such intention in writing to the other Parties and to the DRB not less than 150 Days prior to the date set for the DRB Hearing, unless a shorter time is approved by the DRB. Such disclosure shall include: (i) the expert's name, (ii) a written report of the expert’s opinions and conclusions regarding the Claim, (iii) the basis for such opinions and conclusions, and (iv) the documents or information upon which the expert relied in forming its opinion. Upon receipt of the above disclosure, the other Parties shall have the opportunity to secure the services of an outside expert to address or respond to those issues that may be raised by the disclosing Party's outside expert. The disclosure requirements shall be the same as that specified above, and the disclosure shall be made 120 Days prior to the date set for the DRB Hearing, unless otherwise approved by the DRB.

R-25. Enforcement Powers of the DRB
The DRB shall have the authority to issue any orders necessary to enforce the provisions of R-23 and R-24 and to otherwise achieve a fair, efficient and economical resolution of the dispute based upon the facts, the EPC Agreement and the Law, including, without limitation:

(a)
conditioning any exchange or production of confidential documents and information, and the admission of confidential evidence at the DRB Hearing, on appropriate orders to preserve such confidentiality;

(b)	imposing reasonable search parameters for electronic and other documents if the Parties are unable to agree;

(c)	subject to Section 27A.5 of the EPC Agreement, allocating costs of producing documentation, including electronically stored documentation;

(d)
in the case of willful non-compliance with any order or request issued by the DRB, drawing adverse inferences, excluding evidence and other submissions, and/or, subject to Section 27A.5 of the EPC Agreement, making special allocations of costs or an interim DRB Determination of costs arising from such non-compliance;

(e)	issuing any other enforcement orders which the DRB is empowered to issue under applicable Law; and.

(f)
determining the existence, scope and composition of Individual Claims, the Final Positions of the Parties with respect to each Individual Claim, the Amount in Controversy in each Individual Claim, whether a Claim is a Strike-Eligible Claim, whether a DRB Determination constitutes a Strike, when a Payment Suspension Period begins, when a Payment Suspension Period ends, and whether a DRB Determination is final and binding or interim pursuant to Section 27A.2 of the EPC Agreement.

R-26. Attendance at DRB Hearings
Except as provided in D1 through D-4, to the extent applicable, the DRB shall conduct a hearing on all Claims (the “DRB Hearing”), in which event it will decide on the date for the DRB Hearing and may request that written documentation and arguments from Owners and Contractor be presented to it prior to or at the DRB Hearing. The DRB and the DRB Members shall maintain the privacy of the DRB Hearings unless the Law provides to the contrary. Any person having a direct interest in the DRB Proceeding is entitled to attend DRB Hearings. The DRB shall otherwise have the power to require the exclusion of any witness, other than a Party or other essential person, during the testimony of any other witness. It shall be discretionary with the DRB to determine the propriety of the attendance of any person other than a Party and its representative.
R-27. Representation
Any Party may participate without representation (pro se), or by counsel or any other representative of that Party’s choosing, unless such choice is prohibited by applicable Law. A Party intending to have representation shall notify the other Parties and the DRB of the name, telephone number, address and email address, if available, of the representative at least seven (7) Days prior to the date set for the DRB Hearing at which that person is first to appear. When such a representative initiates a DRB Proceeding or responds for a Party, notice is deemed to have been given.
R-28. Oaths
Before proceeding with the first DRB Hearing, each DRB Member may take an oath of office and, if required by Law, shall do so. The DRB may require witnesses to testify under oath administered by any duly qualified person and, if it is required by Law or requested by any Party, shall do so.
R-29. Stenographic Record

(a)
Any Party desiring a stenographic record shall make arrangements directly with a stenographer and shall notify the other Parties of these arrangements at least seven (7) Days in advance of the DRB Hearing. The requesting Party or Parties shall pay the cost of the record.

(b)	No other means of recording the proceedings will be permitted absent the agreement of the Parties or per the direction of the DRB.

(c)
If the transcript or any other recording is agreed on by the Parties and determined by the DRB to be the official record of the proceeding, it must be provided to the DRB and made available to the other Parties for inspection and correction, at a date, time, and place determined by the DRB.

(d)	The DRB may resolve any disputes with regard to the content of or apportionment of the costs of the stenographic record or other recording.
R-30. Interpreters
Any Party wishing an interpreter shall make all arrangements directly with the interpreter and shall assume the costs of the service.
R-31. Postponements of DRB Hearings
The DRB for good cause shown may postpone any DRB Hearing upon agreement of the Parties, upon request of a Party, or upon the DRB’s own initiative.
R-32. DRB Hearing in the Absence of a Party or Representative
Unless the Law provides to the contrary, the DRB Hearing may proceed in the absence of any Party or representative who, after due notice, fails to be present or fails to obtain a postponement. A DRB Determination shall not be made solely on a Party’s absence. The DRB shall require the Party who is present to submit such evidence as the DRB may require for the making of a DRB Determination in whatever form the DRB deems appropriate, including conducting the DRB Hearings through document submissions only, videoconference, or telephonically.
R-33. Conduct of DRB Hearings

(a)
Each Party to a DRB Proceeding shall have the right to present evidence and to conduct cross-examination as reasonably necessary to achieve full and true disclosure of the facts. Unless agreed to by the Parties or otherwise ordered by the DRB, all direct testimony and rebuttal testimony of fact and expert witnesses, including all supporting documents and exhibits, shall be submitted in writing to all Parties and the DRB in advance of the DRB Hearing. For witnesses providing direct testimony, such written testimony and supporting documents shall be submitted at least ninety (90) Days prior to the date set for the DRB Hearing. For rebuttal witnesses, such written testimony and supporting documents shall be submitted at least forty-five (45) Days prior to the date set for the DRB Hearing. All other exhibits shall be exchanged at least ten (10) Days prior to the date set for the DRB Hearing. Any witness who presents testimony in written form shall appear in person at the DRB Hearing and be subject to live cross-examination by the Parties and DRB Members. Each Party may submit to the DRB, prior to the DRB Hearing, proposed questions for the DRB to consider asking the opposing Party or any witness at the DRB Hearing, as the DRB in the exercise of its discretion may so elect. Proposed questions need not be provided to the other Parties, and proposed questions not utilized by the DRB are to be kept in confidence by the DRB. The DRB has the discretion to vary this procedure, provided that the Parties are treated with equality and that each Party has the right to be heard and is given a fair opportunity to present its position on the dispute.

(b)
The DRB, exercising its discretion, shall conduct the proceedings with a view toward expediting the resolution of the dispute and may direct the order of proof, bifurcate proceedings, and direct the Parties to focus their presentations on issues the decision of which could dispose of all or part of the dispute.

(c)
When deemed appropriate, the DRB may also allow for the presentation of evidence by alternative means including video conferencing, internet communication, telephonic conferences and means other than an in-person presentation. Such alternative means must still afford a full opportunity for all Parties to present any evidence that the DRB deems material and relevant to the resolution of the dispute and when involving witnesses, provide an opportunity for cross-examination.

(d)	The Parties may agree to waive oral hearings in any dispute.

(e)
The Owners and the Contractor shall each prepare a prehearing submittal and transmit it to the DRB and the other Parties, at least thirty (30) Days before the date of the DRB Hearing. The pre-hearing submittal, comprising a position paper with such backup data as is referenced in the position paper, shall be tabbed, indexed, and the pages consecutively numbered. When the scope of the DRB Hearing includes time extension requests by the Contractor or contentions of delay by the Contractor or Owners, the position papers shall include a time impact analysis utilizing the appropriate update of the Project Schedule, and considering potential concurrent causes of delay. When the scope of the DRB Hearing includes issues of quantum, the claiming Party shall provide full actual cost details, calculated in accordance with any requirements of the EPC Agreement.

(f)
Failure to Provide a Pre-Hearing Submittal. In the event that any Party fails to deliver written testimony or a pre-hearing submittal by the date established by the DRB, the DRB shall, at its discretion, determine whether the DRB Hearing shall proceed as originally scheduled, or whether additional time shall be provided and a new date established. On the final date and time established for the DRB Hearing, the DRB shall proceed with the DRB Hearing utilizing the information that has been submitted.

(g)	In difficult or complex Claims, additional DRB Hearings may be necessary to facilitate full consideration and understanding of the Claim, as determined by the DRB.
R-34. Dispositive Motions

(a)
Dispositive Motions Made Prior to Submission of a Claim. If a Party desires to challenge the validity and/or completeness of an invoice submitted under Section 8.5 of the EPC Agreement, that Party shall give notice of its challenge to the other Parties and the DRB within ten (10) Days after receipt of the invoice. Upon receipt of such a challenge, the DRB shall examine the invoice, the EPC Agreement, the documentation submitted in support of the invoice and the surrounding facts and shall issue a preliminary ruling concerning the validity and/or completeness of the invoice. The DRB shall make all reasonable efforts to issue such a preliminary ruling within [***] of receipt of a challenge. If all the DRB Members are not available to participate in deliberations within the foregoing time period, the DRB Chair is authorized to issue such a preliminary ruling without participation of one or more of the other DRB Members. The Parties shall obey and conduct themselves in accordance with a preliminary ruling issued by the DRB or DRB Chair, as applicable, concerning the validity and/or completeness of an invoice; provided, however, that if a dispute concerning the subject invoice is subsequently submitted to the DRB in connection with a Claim, the DRB shall have authority to reconsider, modify or reverse the preliminary ruling and any findings related thereto in the course of a DRB Proceeding concerning that invoice or related Claim.

(b)
Dispositive Motions Made Subsequent to Submission of a Claim. Upon prior written application, the DRB may permit motions that dispose of all or part of a Claim, or narrow the issues in a dispute. An application to submit such a motion shall not be granted unless it appears that there is a substantial probability that the applicant can prevail on its motion. A dispositive motion must: (a) be submitted to the DRB and all Parties in writing in accordance with the Scheduling and Procedure Order issued by the DRB in connection with the Preliminary Hearing held pursuant to P-1 and P-2., (b) state with particularity the grounds and the relief sought, and (3) be accompanied by any affidavits or other evidence relied on, and, as appropriate, a proposed form of order. Within thirty (30) Days after submission of a written motion, or other period as determined by the DRB, a Party may file an answer in opposition to the motion, accompanied by affidavits or other evidence. The DRB may, at its discretion, permit the submission of additional information or conduct a hearing on the motion.

R-35. Evidence

(a)
The Parties may offer such evidence as is relevant and material to the Claim and shall produce such evidence as the DRB may deem necessary to an understanding and determination of the Claim. Conformity to legal rules of evidence shall not be necessary.

(b)
The DRB shall determine the admissibility, relevance, and materiality of the evidence offered. The DRB may request offers of proof and may reject evidence deemed by the DRB to be cumulative, unreliable, unnecessary, or of slight value compared to the time and expense involved. All evidence shall be taken in the presence of all of the DRB Members and all of the Parties, except where:
1)any of the Parties is absent, in default, or has waived the right to be present, or
2)the Parties and the DRB agree otherwise.

(c)	The DRB shall take into account applicable principles of legal privilege, such as those involving the confidentiality of communications between a lawyer and client.

(d)
A DRB Member or other person authorized by Law to subpoena witnesses or documents may do so upon the request of any Party or independently. Parties who request that a DRB Member sign a subpoena shall provide a copy of the request and proposed subpoena to the other Parties to the DRB Proceeding simultaneously upon making the request to the DRB.

R-36. Evidence by Affidavit and Post-Hearing Filing of Documents or Other Evidence

(a)	[Reserved]

(b)	[Reserved]

(c)
If a witness whose testimony is represented by a Party to be essential is unable or unwilling to testify at the DRB Hearing, either in person or through electronic or other means, any Party may request that the DRB order the witness to appear in person for examination before the DRB at a time and location where the witness is willing and able to appear voluntarily or can legally be compelled to do so. Any such order may be conditioned upon payment by the requesting Party of all reasonable costs associated with such examination.

(d)
If the Parties agree or the DRB directs that documents or other evidence be submitted to the DRB after the DRB hearing, the documents or other evidence, unless otherwise agreed by the Parties and the DRB, shall be filed with the DRB. All Parties shall be afforded an opportunity to examine and respond to such documents or other evidence.

(e)
Proposed Findings and Conclusions. The Parties shall, unless agreed otherwise, submit proposed findings of fact and conclusions of Law, briefs and a proposed form of order or decision within fifteen (15) Days after a DRB Hearing is concluded. The Parties may respond within fifteen (15) Days after filing of proposed findings and conclusions of Law and briefs by the other Parties.

R-37. Inspection or Investigation
If the DRB finds it necessary to make a site inspection or other investigation in connection with the DRB Proceeding, the DRB shall, subject to the agreement of the Parties, set the date and time for such inspection or investigation and so notify the Parties. Any Party who so desires may be present at such an inspection or investigation. Absent agreement of the Parties, the DRB shall not undertake a site inspection unless all Parties are present.
R-38. Interim Measures

(a)	The DRB may take whatever interim measures it deems necessary, including ordering injunctive relief and measures for the protection or conservation of property and disposition of perishable goods.

(b)
Such interim measures may be taken in the form of an interim DRB Determination, and the DRB may require security for the costs of such measures. If it has been determined that an interim DRB Determination is needed, the DRB shall establish a reasonable due date for issuing the interim DRB Determination.

(c)
A request for interim measures addressed by a Party to a judicial authority shall not be deemed incompatible with the agreement to be bound to the DRB Proceeding or a waiver of the right to participate in the DRB Proceeding.

(d)
Subject to Section 27A.5 of the EPC Agreement, the DRB shall have the discretion to apportion costs associated with the application for any interim relief in the interim DRB Determination or in the final DRB Determination.

R-39. [Reserved]
R-40. Closing of DRB Hearing

(a)
The DRB shall specifically inquire of all Parties whether they have any further proofs to offer or witnesses to be heard. Upon receiving negative replies or if satisfied that the record is complete, the DRB shall declare the DRB Hearing closed.

(b)
If documents or responses are to be filed as provided in R-36 or if briefs are to be filed, the DRB Hearing shall be declared closed as of the final due date set by the DRB for the receipt of documents, responses, or briefs. If no documents, responses, or briefs are to be filed, the DRB shall declare the DRB Hearings closed as of the date of the last DRB Hearing (including telephonic hearings). If the dispute was heard without any oral hearings, the DRB shall close the DRB Hearing upon the due date established for receipt of the final submission.

(c)
The time limit in which the DRB is required to make the DRB Determination shall commence, in the absence of other agreements by the Parties, upon the closing of the DRB Hearing. The DRB may extend the time limit for the rendering of the DRB Determination only in unusual and extreme circumstances.

R-41. Reopening of DRB Hearing
The DRB Hearing may be reopened on the DRB’s initiative, or by direction of the DRB upon application of a Party, at any time before the DRB Determination is made. If reopening the DRB Hearing would prevent the making of the DRB Determination within the specific time agreed to by the Parties in the EPC Agreement and herein, the matter may not be reopened unless the Parties agree to an extension of time. When no specific date is fixed by agreement of the Parties, the DRB shall have [***] from the closing of the reopened DRB Hearing within which to make a DRB Determination or [***] if the dispute is governed by the Fast Track Procedures.
R-42. Waiver of DRB Procedures
Any Party who proceeds with the DRB Proceeding after knowledge that any provision or requirement of these DRB Procedures has not been complied with and who fails to state an objection in writing shall be deemed to have waived the right to object.
R-43. Extensions of Time

(a)
The Parties may modify any period of time by mutual agreement, provided that any such modification that adversely affects the efficient resolution of the dispute is subject to review and approval by the DRB. The DRB may for good cause extend any period of time established by these DRB Rules, except as set forth in R-40(c).

(b)	The DRB shall notify the Parties of any extension.
R-44. Serving of Notice

(a)
Any papers, notices, or process necessary or proper for the initiation or continuation of a DRB Proceeding under these DRB Procedures; for any court action in connection therewith; or for the entry of judgment on any final and binding DRB Determination pursuant to Section 27A.2(b) of the EPC Agreement may be served on a Party by mail addressed to the Party or its representative at the last known address or by personal service, in or outside the state where the DRB Proceeding is to be held, provided that reasonable opportunity to be heard with regard thereto has been granted to the Party.

(b)
The DRB and the Parties may also use overnight delivery, electronic fax transmission (fax), or electronic mail (email) to give the notices required by these DRB Procedures. Where all Parties and the DRB agree, notices may be transmitted by other methods of communication.

(c)
Unless otherwise instructed by the DRB and except as provided in R-33(a) regarding proposed questions, any documents submitted by any Party to the DRB shall simultaneously be provided to the other Party or Parties to the DRB Proceeding.

R-45. Majority Decision

(a)	Unless required by Law, a majority of the DRB Members must make all decisions; however, if all Parties and all DRB Members agree, the DRB Chair may make procedural decisions.

(b)
Absent an objection of a Party or another DRB Member, the DRB Chair is authorized to resolve or delegate to another DRB Member to resolve any disputes related to the exchange of information or procedural matters without the need to consult the full DRB.

R-46. Time of DRB Determination
The DRB Determination shall be made promptly by the DRB and, unless otherwise agreed by the Parties or specified by Law, no later than [***] from the closing of the DRB Hearing pursuant to R-36 and R-40, or if oral hearings have been waived, from the due date set for receipt of the Parties’ final statements and proofs.
R-47. Form of DRB Determination

(a)	Any DRB Determination shall be in writing and signed by not less than a majority of the DRB Members. It shall be executed in the form and manner required by Law.

(b)
In all disputes, unless waived by agreement of the Parties, the DRB shall provide a reasoned DRB Determination and a concise written financial breakdown of any monetary components of DRB Determinations and, if there are non-monetary components of the Claims, the DRB shall include a line item disposition of each non-monetary component of the Claims.

(c)
DRB Determinations shall be based on the whole record and supported by relevant, reliable, probative, and substantial evidence. The decision will include findings of fact, conclusions of Law, conclusions, and rulings, with the reasons or basis for them.

(d)
The DRB shall comply with the EPC Agreement and enforce the EPC Agreement terms and conditions and appropriate legal precedents. DRB Members shall not supplant or otherwise interfere with the respective rights, authorities, duties, and obligations of the Owners and the Contractor as defined in the EPC Agreement. In making DRB Determinations and providing advisory opinions, the DRB shall acknowledge the centrality of the EPC Agreement and shall not make a DRB Determination or provide an advisory opinion that ignores, disregards, or undermines the intention, requirements, economic allocation of risk, or Work specified in the EPC Agreement.

R-48. Scope of DRB Determination

(a)
The DRB may grant any remedy or relief that the DRB deems just and equitable and within the scope of the agreement of the Parties, including, but not limited to, monetary and/or equitable relief and specific performance of a contract.

(b)
In addition to the final DRB Determination, the DRB may make other decisions, including interim, interlocutory, or partial rulings, orders, and partial DRB Determinations. In any interim, interlocutory, or partial DRB Determination, subject to Section 27A.5 of the EPC Agreement, the DRB may assess and apportion the fees, expenses, and compensation related to such DRB Determination as the DRB determines is appropriate.

(c)
Subject to Section 27A.5 of the EPC Agreement, in the final DRB Determination, the DRB shall assess fees, expenses, and compensation as provided in R-57, and the DRB may apportion such fees, expenses, and compensation among the Parties in such amounts as the DRB determines is appropriate.

(d)	Subject to Section 27A.5 of the EPC Agreement, the DRB Determination may include:

i.
interest at the rate of interest provided in Section 8.5(b) of the EPC Agreement, as amended by Section 1.6 of Amendment No. 7 to the EPC Agreement and from such date as the DRB may deem appropriate; and

ii.	an award of attorneys’ fees if all Parties have requested such an award or it is authorized by Law or the EPC Agreement.
R-49. DRB Determination Upon Settlement
If the Parties settle their dispute during the course of the DRB Proceeding and if the Parties so request, the DRB may set forth the terms of the settlement in a “consent DRB Determination.” The consent DRB Determination shall not be released to the Parties until all due but unpaid DRB Member compensation amounts have been paid in full.
R-50. Delivery of DRB Determination to Parties
Parties shall accept as notice and delivery of the DRB Determination the sending of the DRB Determination or a true copy thereof via overnight delivery by a recognized carrier addressed to the Parties or their representatives at the last known address, personal or electronic service of the DRB Determination. Delivery of the DRB Determination shall be deemed to have occurred upon each Parties’ receipt of the DRB Determination.
R-51. Modification of DRB Determination

(a)	Motions for Clarification or Modification of DRB Determination.
Within [***] after the delivery of a DRB Determination, the DRB on its initiative, or any Party, upon notice to the other Parties, may request that the DRB clarify the DRB Determination or correct any clerical, typographical, technical, or computational errors in the DRB Determination. The DRB is not empowered to redetermine the merits of any Claim already decided, and the DRB shall not permit a request for clarification to supplant the requisites of R-51(b) regarding motions for reconsideration.(ii) If the motion for clarification or modification is made by a Party, the other Parties shall be given ten (10) Days to respond to the request. The DRB shall dispose of the request within [***] after receipt by the DRB of the request and any response thereto.

(b)
Motions for reconsideration. Motions for reconsideration may not be filed except upon leave of the DRB, upon a showing of compelling circumstances, such as the existence of a clear and material error in a DRB Determination that renders the decision invalid. Applications for leave to file a motion for reconsideration shall be made no later than [***] after delivery of a DRB Determination.

R-52. Release of Documents
The DRB shall, upon the written request of a Party to the DRB Proceeding, furnish to that Party, at its expense, copies or certified copies of papers in the DRB’s possession that are not determined by the DRB to be privileged or confidential.
R-53. Withdrawal of Claims

(a)	Withdrawal of a Claim does not divest the DRB of its jurisdiction over other Claims or issues related to the withdrawn Claim, unless the Parties agree otherwise.

(b)	Disputes regarding whether a Claim is withdrawn with or without prejudice may be decided by the DRB.

R-54. Applications to Court and Exclusion of Liability

(a)	Neither the DRB nor any DRB Member in a DRB Proceeding is a necessary or proper Party in judicial proceedings relating to the DRB Proceeding.

(b)
Parties to these DRB Procedures shall be deemed to have consented that judgment with respect to final and binding DRB Determinations pursuant to Section 27A.2(b) of the EPC Agreement may be entered (if not promptly honored and complied with) in any federal or state court having jurisdiction thereof.

(c)	[Reserved]

(d)	[Reserved]
R-55. [Reserved]
R-56. Expenses
Subject to Section 27A.5 of the EPC Agreement, the expenses of witnesses for either side shall be paid by the Party producing such witnesses, but all other expenses of the DRB Proceeding, including required travel and other expenses of the DRB Members, and any witness and the cost of any proof produced at the direct request of the DRB, shall be borne equally by the Parties, unless they agree otherwise or unless the DRB in the DRB Determination assesses such expenses or any part thereof against any specified Party or Parties.
R-57. DRB Members’ Compensation

(a)	DRB Members shall be compensated in accordance with the DRB Member Agreement.

(b)	Subject to Section 27A.5 of the EPC Agreement, absent an agreement of the Parties otherwise, the Contractor and Owners shall [***] pay [***] of compensation of the DRB.

(c)	[Reserved]

(d)	[Reserved]

(e)	[Reserved]
R-58. [Reserved]
R-59. [Reserved]
R-60. Sanctions

(a)
The DRB may, upon a Party’s request, order appropriate sanctions where a Party fails to comply with its obligations under these DRB Procedures or with an order of the DRB. In the event that the DRB enters a sanction that limits any Party’s participation in the DRB Proceeding or results in an adverse determination of an issue or issues, the DRB shall explain that order in writing and may require the submission of evidence and legal argument prior to the making of a DRB Determination. The DRB may not enter a default DRB Determination as a sanction.

(b)	The DRB must provide a Party that is subject to a sanction request with the opportunity to respond prior to making any determination regarding the sanction’s application.

R-61. Advisory Opinions

(a)
An advisory opinion serves as a method for potentially avoiding a DRB Hearing. It is not intended to replace the dispute resolution process specified herein, but may be implemented as part of the good-faith negotiation conducted between the Parties.

(b)
When mutually agreed by the Owners and the Contractor, the DRB shall provide a written advisory opinion on any issue. The Parties can seek advisory opinions at any time, either before or after submission of a Claim to the DRB.

(c)
A written submittal from each Party respecting the issue submitted for an advisory opinion shall normally be required, subject to modification by the DRB. Parties shall submit and exchange their submittals by e-mail a minimum of twenty-one (21) Days prior to the date on which the Parties desire to obtain the advisory opinion. Submittals shall define the issue(s) to be considered and set out the submitting Party's position and supporting rationale and shall include all information necessary to substantiate a Claim, including but not limited to the documents and information set forth in R-2(a) and R-2(b).

(d)	At the close of the presentations, the DRB Members will caucus privately prior to presenting the DRB’s written advisory opinion as expeditiously as is practicable.

(e)
The DRB Proceeding shall continue as set forth in the DRB Procedures while Parties are seeking advisory opinions, while the DRB is considering its issuance of advisory opinions, and upon issuance of an advisory opinion.

(f)	Advisory opinions shall not be admissible in any judicial or dispute resolution proceedings.
Preliminary Hearing Procedures
P-1. General

(a)
In all but the simplest disputes, holding a preliminary hearing as early in the process as possible will help the Parties and the DRB organize the proceeding in a manner that will maximize efficiency and economy, and will provide each Party a fair opportunity to present its position regarding the dispute.

(b)
Care must be taken to avoid importing procedures from court systems, as such procedures may not be appropriate to the conduct of DRB Proceedings as an alternative form of dispute resolution that is designed to be simpler, less expensive and more expeditious.

P-2. Checklist

(a)
The following checklist suggests subjects that the Parties and the DRB should address at the preliminary hearing, in addition to any others that the Parties or the DRB believe to be appropriate to the particular dispute. The items to be addressed in a particular dispute will depend on the size, subject matter, and complexity of the dispute, and are subject to the discretion of the DRB:

(i)	the possibility of other non-adjudicative methods of dispute resolution, including mediation;
(ii)    whether all necessary or appropriate Parties are included in the DRB Proceeding;

(iii)	whether a Party will seek a more detailed statement of Claims, arguments or defenses;

(iv)	whether there are any anticipated amendments to the Parties’ Claims, arguments or defenses;
(v)    whether the Parties agree to resolve the Claim under any DRB Rules other than Regular Track;

(vi)	whether there are any threshold or dispositive issues that can efficiently be decided without considering the entire dispute, including without limitation:

(a)	any preconditions that must be satisfied before proceeding with the DRB Proceeding;

(b)	whether any Claim or argument falls outside the DRB’s jurisdiction;

(c)	consolidation of the Claims with another Claim; or

(d)	bifurcation of the proceeding.

(vii)
whether the Parties will exchange documents, including electronically stored documents, on which they intend to rely in the DRB Proceeding, and/or make written requests for production of documents within defined parameters;

(viii)	whether to establish any additional procedures to obtain information that is relevant and material to the outcome of disputed issues;

(ix)	how costs of any searches for requested information or documents that would result in substantial costs should be borne;

(x)	whether any measures are required to protect confidential information;

(xi)	whether the Parties intend to present evidence from expert witnesses and, if so, whether to establish a schedule for the Parties to identify their experts and exchange expert reports;

(xii)	whether, according to a schedule set by the DRB, the Parties will:

(a)
identify all witnesses, the subject matter of their anticipated testimonies, exchange written witness statements, and determine whether written witness statements will replace direct testimony at the DRB Hearing,

(b)	exchange and pre-mark documents that each Party intends to submit, and

(c)	exchange pre-hearing submissions, including exhibits;
(xiii)    the date, time and place of the DRB Hearing;
(xiv)    whether, at the DRB Hearing:

(a)	testimony may be presented in person, in writing, by videoconference, via the internet, telephonically, or by other reasonable means,

(b)	there will be a stenographic transcript or other record of the proceeding and, if so, who will make arrangements to provide it;
(xv)    whether any procedure needs to be established for the issuance of subpoenas;

(xvi)	the identification of any ongoing, related litigation or Claims pending with the DRB;
(xvii)    whether post-hearing submissions will be filed;
(xviii)    the form of the DRB Determination;
(xix)    any other matter the DRB considers appropriate or a Party wishes to raise;
(xx)    whether any Site visits will be advisable and timing of said visits; and
(xxi)    the deadlines for filing dispositive motions.

(b)
The DRB shall issue a written order memorializing decisions made and agreements reached during or following the preliminary hearing, which shall be referred to herein as the “Scheduling and Procedure Order” and which may be updated during the DRB Proceeding as deemed necessary or beneficial by the DRB.

Procedures for the Resolution of Disputes through Document Submission
D-1. Applicability

(a)
In any dispute, regardless of Claim size, the Parties may agree to waive in-person hearings and resolve the dispute through submission of documents to the DRB. Such agreement should be confirmed in writing no later than thirty (30) Days after submission of the Claim to the DRB.

(b)
If one Party makes a request to use the Procedures for the Resolution of Disputes through Document Submission (D-Procedures) and the opposing Party is unresponsive, the DRB shall have the power to determine whether to proceed under the D-Procedures.

(c)
When Parties agree to the D-Procedures, the procedures in Sections D-1 through D-4 of these DRB Rules shall supplement other portions of these DRB Rules which are not in conflict with the D-Procedures.

D-2. Preliminary Management Hearing
Within [***] of the Parties’ agreement (or, pursuant to D-1(b), the DRB’s determination) to use the D-Procedures, the DRB shall convene a preliminary management hearing, via conference call, videoconference, or internet, to establish a fair and equitable procedure for the submission of documents, and, if the DRB deems appropriate, a schedule for one or more telephonic or electronic conferences.
D-3. Removal From the D-Procedures

(a)	The DRB has the discretion to remove the dispute from the D-Procedures if the DRB determines that an in-person hearing is necessary.

(b)
If the Parties agree to in-person hearings after a previous agreement to proceed under the D-Procedures, the DRB shall conduct such hearings. If a Party seeks to have in-person hearings after agreeing to the D-Procedures, but there is not agreement among the Parties to proceed with in-person hearings, the DRB shall resolve the issue after the Parties have been given the opportunity to provide their respective positions on the issue.

D-4. Time of DRB Determination

(a)
The DRB shall establish the date for either final written submissions or a final telephonic or electronic conference. Such date shall operate to close the hearing and the time for the rendering of the DRB Determination shall commence.

(b)
Unless the Parties have agreed to a form of DRB Determination other than that set forth in R-47 (b), when the Parties have agreed to resolve their dispute by the D-Procedures, the DRB shall render the DRB Determination within [***] from the date the DRB Hearing is closed.

(c)
If the Parties agree to a form of DRB Determination other than that described in R-47 (b), the DRB shall have [***] from the date the DRB Hearing is declared closed in which to render the DRB Determination.

(d)	The DRB Determination is subject to all other provisions of the Regular Track of these DRB Rules which pertain to DRB Determinations.
Fast Track Procedures
F-1. Fast Track Applicability
The Fast Track Procedures shall apply, only by agreement of all Parties, to Claims where the Amount in Controversy is less than [***].

If a Claim is amended to exceed [***], the Claim will be administered under the Regular Track Procedures unless all Parties agree that the Claim may continue to be processed under the Fast Track Procedures.
The DRB, in its discretion, may reassign a matter to the Regular Track Procedures upon the occurrence of any of the following events:

(a)	the Parties agree to any information exchange beyond that permitted by F-8;

(b)	the timing of the dispute exceeds the Time Standards set forth in F-12; or

(c)	hearing time exceeds what is allowable under F-11.
Where no Party’s Claim exceeds [***], exclusive of interest, attorneys’ fees and DRB Proceeding costs, the Claim shall be resolved by submission of documents, unless any Party requests an oral hearing, or the DRB determines that an oral hearing or conference call is necessary. The DRB shall establish a fair and equitable procedure for the submission of documents, as set forth in the D-Procedures of these DRB Rules.
F-2. Answers
If an answer is to be filed, it shall be filed within seven (7) Days after notice of the filing of the Claim is sent by the DRB.
F-3. Limitation on Extensions

(a)	In the absence of extraordinary circumstances, the DRB may grant no more than one (1) seven-Day extension of the time in which to respond to a Claim as provided in F-2.

(b)	All other requests for extensions of time are subject to F-12 and R-43 of these DRB Rules, as applicable.
F-4. Changes of Claim
A Party may increase or decrease the amount of its Claim up to seven (7) Days prior to the first scheduled hearing, subject to the provisions of F-1. Such changes must be made in writing and provided to the DRB and the opposing Party.
F-5. [Reserved]
F-6. Serving of Notice for Hearing
In addition to notice being provided according to the means specified in R-44, Parties shall accept notice of hearings, including preliminary hearings, by telephone, email, fax, or mail.
F-7. Preliminary Telephone Management Hearing

(a)	A preliminary telephone conference shall be held among the Parties or their representatives and the DRB.

(b)
During this conference, the DRB shall direct the Parties’ preparations and presentations so that the Fast Track F-12 Time Standards can be met. Arrangements made during the preliminary management hearing shall be confirmed in writing to the Parties.

F-8. Exchange of Information
At least seven (7) Days prior to the hearing or no later than the date established by the DRB, the Parties shall (a) exchange directly between themselves copies of all exhibits, affidavits and any other information they intend to submit at the hearing, and (b) identify all witnesses they intend to call at the hearing. The DRB is authorized to resolve any disputes concerning the exchange of information.

F-9. Discovery
There shall be no discovery, except as provided in F-8 or as ordered by the DRB in exceptional cases.
F-10. Date, Time and Place of Hearing
In disputes in which a hearing is to be held, the DRB shall set the date, time, and, subject to agreement of the Parties, place of the hearing. The hearing shall be set so that the time standards in F-12 will be satisfied. The DRB will notify the Parties in advance of the hearing date.
F-11. The Hearing
The hearing should not exceed [***]. For good cause shown, the DRB may schedule additional time, which shall not exceed the equivalent of [***]. The DRB shall schedule any additional time so as to comply with the F-12 Time Standards. At the discretion of the DRB, this additional time can take the form of an in-person meeting, a conference call, or some other means of taking testimony, provided that each Party has the right to be heard and is given a fair opportunity to present its position regarding the dispute.
F-12. Time Standards
The hearing shall be closed no later than [***] after the date of the preliminary telephone conference, unless all Parties and the DRB agree otherwise or the DRB extends this time in extraordinary cases when the demands of justice require it and such agreement is memorialized by the DRB prior to the expiration of the initial [***] period. Such report shall include the reason for the extension of the Time Standards.
F-13. Time of DRB Determination
The DRB Determination shall be rendered not later than [***] from the date of the closing of the hearing or, if oral hearings have been waived, from the due date established for the receipt of the Parties’ final statements and proofs.

ATTACHMENT 3
PROTECTIVE ORDER

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GEORGIA POWER COMPANY; OGLETHORPE POWER CORPORATION; MUNICIPAL ELECTRIC AUTHORITY OF GEORGIA; and the CITY OF DALTON, GEORGIA,	)	
Plaintiffs,	)	
v.	)	Case No. CV112-167-JRH-WLB
WESTINGHOUSE ELECTRIC COMPANY, LLC and STONE & WEBSTER, INC.	)	
Defendants.	)	

Discovery in this action will likely seek materials that contain export controlled information, proprietary trade secrets or other confidential research, development or commercial information, sensitive personal data subject to contractual confidentiality obligations, or regulated nuclear safety and security information. Accordingly, pursuant to Fed. R. Civ. P. 26(c) and for good cause shown, it is hereby ORDERED that:

1.

The parties anticipate that discovery in this matter will include the production of restricted, proprietary or sensitive information or documents, including but not limited to: (1) materials revealing proprietary trade secrets or other confidential research, development, or commercial information, including but not limited to information protected from public disclosure pursuant to 10 C.F.R. § 2.390(a) and O.C.G.A. § 50-18-

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70 to 77, (2) materials revealing sensitive personal information concerning individuals who are not parties to this action, including but not limited to information protected from public disclosure pursuant to 10 C.F.R. § 26.37, (3) materials subject to confidentiality obligations imposed by Article 19 and other provisions of the Engineering, Procurement and Construction ("EPC") Agreement between the parties dated April 8, 2008 or other contractual or legal obligations restricting their disclosure, (4) export controlled information, or (5) regulated nuclear safety and security information (collectively, hereinafter "Confidential Information"). For avoidance of doubt, the term "Confidential Information" shall include information contained in discovery materials that is entitled to protection under Fed. R. Civ. P. 26(c)(1)(G), U.S. Nuclear Regulatory Commission (NRC) regulations at 10 C.F.R. § 2.390(a), (b), and (d), including sensitive unclassified non-safeguards information (SUNSI) as defined by the NRC, the Privacy Act, 5 U.S.C. § 552a, and "Export Controlled Information," which shall include any and all information that is protected under U.S. export control laws, including, but not limited to, 10 C.F.R. Part 110, 10 C.F.R. Part 810, and 15 C.F.R. Part 730 et seq., or that is confidential business or financial information, trade secrets, personal privacy information, or regulated nuclear safety and security information, and that is designated or deemed "confidential" in accordance with the procedures set forth in this Order.

2.

Such Confidential Information is subject to protection under Fed. R. Civ. P. 26(c) because its disclosure would violate Laws of the United States and other nations, cause competitive injury to the producing entity, cause the producing entity to violate its

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confidentiality obligations, or reveal sensitive personal information. The parties mutually recognize the need to protect such Confidential Information, as set forth herein.

3.

The Court finds that any party to this action, or nonparty from whom discovery is sought, may designate as "Confidential" any discovery material containing Confidential Information, including without limitation selected excerpts of deposition testimony, answers to requests for admissions and interrogatories, and documents or things provided in response to requests for production or subpoenas. Designation of Confidential Information shall constitute a representation by the designating party that there is a valid and good faith basis for the designation, that such information comes within the definition of Confidential Information recited in Paragraph 1, and that disclosure of such information to persons other than those permitted access to such information in paragraph 5 hereunder would cause the producing entity to violate contractual or legal confidentiality obligations, would violate an individual's privacy interests, and/or would cause competitive injury to the producing entity.

The Court finds that certain categories of information which may be exchanged by the parties in the form of Electronically Stored Information ("ESI") as defined by the Court's January 22, 2014 Order or as hard copies, shall be presumed to be Confidential Information. This information includes the following:

(a) Any document, record, or information prepared for or by the Institute of Nuclear Power Operations ("INPO");

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(b) Any document, record, or information prepared for or by the World Association of Nuclear Power Operators ("WANO");

(c) Any document, record, or information referring to or referencing any power plant or facility other than Vogtle Units 3 and 4;

(d) Any document, record, or information created to support the application for, negotiation of, or consideration by the Department of Energy of, any loan guarantee application submitted by any party to the Department of Energy;

(e) Any document, record, or information including sensitive unclassified nonsafeguards information ("SUNSI") as defined by the Nuclear Regulatory Commission; and

(f) Any document, record, or information which was requested to be withheld from public disclosure in accordance with Nuclear Regulatory Commission regulations or the regulations of any other federal agency, state, or other government body.

The parties may add additional categories of information to list above by mutual agreement. The information above shall be protected as Confidential Information. No designation by either party shall be necessary to identify the presumed Confidential Information.

4.

Material other than deposition transcripts and video recordings must be designated as Confidential Information by branding it with the word "Confidential."[1] For sixty (60)

[1] Electronic data containing Confidential Information must be designated as such by marking the copy of the electronic data produced (such as a CD or DVD) with the word "Confidential" and by designating the

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days following a deposition, the transcript and video recording shall be deemed Confidential Information. After that period, such material will remain Confidential Information only if a person has served a written designation of those portions of the transcript and video recording that shall remain Confidential Information.

5.

Except as expressly permitted herein, as otherwise provided by Order of the Court or by applicable Court rules, or with the prior written consent of the Designating Party, no Party subject to this Order shall disclose Confidential Information to any person or entity, or representative of such person or entity, who is not a Party hereto; rather, such Confidential Information shall be disclosed only to Qualified Persons, as defined below, who are participating, or assisting, in the conduct of this action, and may not be used, copied, or disclosed for any purpose other than in connection with the conduct of this action. Subject to the provisions of Paragraph 7 below, a person may disclose Confidential Information received in connection with this action only to the following "Qualified Persons":

(a) employees and members of the parties and of Southern Nuclear Operating Company and Southern Company Services, including in-house lawyers assisting in the prosecution or defense of this action who have need to review Confidential Information in order to assist the party in connection with the claims, counterclaims, and defenses asserted in this action;

---

specific portions of the electronic data or electronic files that contain Confidential Information. If such means of designation are not readily available or feasible with respect to the electronic data, the parties shall agree on alternative means to ensure that the electronic data receives Confidential treatment.

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(b) outside counsel retained by the parties with respect to this matter and the employees of such counsel, including any contract attorneys assisting outside counsel with respect to this matter;

(c) expert witnesses or consultants retained or specially employed by a party for this action or in connection with the project that is the subject matter of this action, provided that such person first executes a Confidentiality Agreement in the form attached hereto as Exhibit A;

(d) electronic discovery vendors and copy and print services and their employees and contractors retained by the parties or by outside counsel for the parties for this matter;

(e) non-party witnesses, provided such disclosure is made in connection with the witness' deposition or testimony at a trial or hearing in this matter;

(f) court reporters and videographers retained by the parties to record testimony; and

(g) the Court and its employees, including any special master appointed under Fed. R. Civ. P. 53 and his or her employees.

6.

Confidential Information that a party receives in connection with this action shall be maintained in confidence, used solely for purposes of this action, and disclosed only as permitted and in the manner provided herein. None of the persons to whom Confidential Information is made available in connection with this action shall make use of such material for any purpose other than the prosecution or defense of this action or disclose

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the contents of such material to any other person or entity, except as permitted by this Order.

7.

A party wishing to disclose Confidential Information to someone who is not a Qualified Person, or to file with the Court without filing under seal, must first seek written permission from the entity that produced the material. The producing entity shall respond to the request within ten (10) business days and shall not withhold permission unreasonably, provided that any proposed additional recipient agrees to execute a Confidentiality Agreement in the form attached hereto as Exhibit A. If the producing entity denies permission, the party seeking to disclose the Confidential Information may move the Court for relief.

8.

(a) If any non-Party produces information that contains Confidential Information in connection with this litigation, such non-Party Confidential Information shall be governed by the terms of this Order.

(b) This Order does not restrict in any manner the use or disclosure by a Party of any Confidential Information that is owned by the Party.

(c) If any Party wishes to file any documents, pleadings, or other papers containing designated and unredacted Confidential Information with the Court, then the filing Party shall electronically file such pleadings, and other papers containing designated and unredacted Confidential Information as a "Sealed Motion" or "Sealed Document" on the CM/ECF system, in accordance with the Court's Administrative Procedures for Case Management / Electronic Case Filing (CM/ECF). In addition, the Party shall serve a copy

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of the filing upon the other parties to the litigation via overnight mail or other similarly expeditious means.

(d) Procedures concerning the use and handling of Confidential Information at any trial herein are not addressed in this Protective Order, but will be set forth in another pleading agreed upon by the Parties and/or in another Order of the Court.

(e) Notwithstanding any other provision of this Protective Order, the use and handling of any document that contains both Confidential Information and Classified Information (i.e., information that qualifies as National Security Information, as defined by Executive Order 12958, as amended, Restricted Data or Formerly Restricted Data, as defined in 42 U.S.C. 2014(y) and 2162, and 10 C.F.R. Parts 95 and 1045) shall be governed by any protective order the Court enters regarding such Classified Information.

9.

The restrictions on a party's disclosure and use of Confidential Information do not apply to material designated as "Confidential" that:

(a) is legally in possession of the receiving party prior to receipt thereof from the other party;

(b) the receiving party can show by reasonable evidence to have been independently developed by the receiving party or its employees, members, consultants, affiliates or agents;

(c) enters the public domain through no fault of the receiving party or others within its control; or

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(d) is disclosed to the receiving party by a third party, without restriction or breach of an obligation of confidentiality to the disclosing party.

10.

Any person filing a document in this action that refers to or attaches Confidential Information shall file such material under seal. As to the filing of documents designated only in part as Confidential, the portions that contain Confidential Information should, whenever feasible, be redacted so that the remainder of the document is not under seal and is available to the public. The person filing material containing Confidential Information under seal shall provide the Court with justification for maintaining such material under seal in accordance with Local Rule 79.7. Unless the Court orders otherwise, the Clerk shall maintain under seal all filed materials designated as Confidential Information, and shall make them available only to Qualified Persons. Disclosure of Confidential Information in a pre-trial hearing shall be done only by consent of the producing party (in writing or by its prior use of such material in a public hearing) or the Court's authorization. Provision for the treatment of Confidential Information during the trial of this action shall be made in subsequent orders of the Court.

11.

A party may object to the designation of material as Confidential Information by notifying the producing person in writing, specifying the material at issue, and providing the grounds for the objection. Within ten (10) business days of such notice or such later time as the parties may agree, the parties and any other person whose Confidential Information is at issue shall confer concerning the designation of the material. If differences remain after the conference, the party designating the disputed material as

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Confidential Information shall move the Court for a protective order to have the material maintained as Confidential Information within ten (10) business days of the conference, and the material shall retain its confidential status until further order of the Court. If the motion for protective order is denied or withdrawn, and the material at issue was the subject of an instruction to a deponent not to answer questions at a deposition or the designation prevented use of the material at a deposition, the designating party will bear the out-of-pocket expenses of the deposing counsel for producing the deponent at a re-scheduled deposition to address the material. A party's decision not to object to the designation of any material as confidential shall not constitute an agreement or admission that the material is in fact confidential.

12.

If, after the date this Protective Order is entered by the Court, a Party inadvertently and in good faith produces Confidential Information that has not been designated as such, then the Party may designate the information or documents as "Confidential Information" by subsequent written notice to the other Parties specifically identifying the information and furnishing the correct designation and, from the date of receipt of the written notice by the Party so notified, the Confidential Information so designated shall be subject to the terms of this Protective Order. A Party who produces and fails to designate as Confidential material containing Confidential Information may provide each receiving party with written notice of that person's intent to designate the material as confidential within ten (10) business days of discovering the failure to designate. The producing party shall not be required to prove that the production was inadvertent or that it took

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reasonable steps to prevent disclosure. If the discovery of the failure to designate occurs at deposition, it shall be sufficient notice as to all receiving parties represented at the deposition if the producing party states on the record its intent to designate the material as Confidential, and further written notice to such parties shall not be required. Upon receipt of such notice, the noticed material shall be treated as confidential. Within ten (10) business days of discovering the inadvertent failure to designate, the producing party shall replace the material with copies marked "Confidential," and upon receipt of the replacement material, the receiving party shall promptly return or destroy all unmarked copies of the noticed material. Prior disclosure of the noticed material shall not be deemed a violation of this Order, provided that, within ten (10) business days of receiving notice of the intent to designate previously produced material as Confidential, each receiving party:

(a) informs the noticing party in writing of any prior disclosures;

(b) instructs in writing any recipient who is a Qualified Person to treat the noticed material as Confidential Information until replacement copies with the Confidential designation are provided;

(c) instructs in writing any recipient not a Qualified Person to return the material and makes reasonable effort to retrieve the material in a timely manner; and

(d) destroys or returns to the noticing party all copies of the noticed material produced without the Confidential designation within ten (10) business days after receiving replacement copies with the Confidential designation.

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13.

(a) With respect to ESI, the Court finds that the designation of material as Confidential Information prior to its production is impracticable due to the volume of ESI expected to be produced and the parties' expectation that substantial amounts of the ESI will be Confidential Information. As such, the parties shall treat all ESI produced as Confidential Information. If the receiving party believes that a particular document or record contained in ESI provided by the producing party is not Confidential Information and the receiving party plans to file the document or record or otherwise disclose the document or record to a person or person(s) who are not Qualified Persons, the receiving party may (1) follow the procedure in Paragraph 7, or (2) may file under seal in accordance with Local Rule 79.7.

(b) A party may object to the designation of material as Confidential Information by notifying the producing person in writing, specifying the material at issue, and providing the grounds for the objection. Within ten (10) business days of such notice or such later time as the parties may agree, the parties and any other person whose Confidential Information is at issue shall confer concerning the designation of the material. If differences remain after the conference, the party designating the disputed material as Confidential Information shall move the Court for a protective order to have the material maintained as Confidential Information within ten (10) business days of the conference, and the material shall retain its confidential status until further order of the Court. If the motion for protective order is denied or withdrawn, and the material at issue was the subject of an instruction to a deponent not to answer questions at a deposition or

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the designation prevented use of the material at a deposition, the designating party will bear the out-of-pocket expenses of the deposing counsel for producing the deponent at a re-scheduled deposition to address the material. A party's decision not to object to the designation of any material as confidential shall not constitute an agreement or admission that the material is in fact confidential.

14.

SPECIAL PROVISIONS FOR HIGHLY CONFIDENTIAL INFORMATION

For the purposes of this Order, "Highly Confidential Information" shall mean all information created, obtained, provided or produced by the Parties, including their respective counsel of record and consultants, whether voluntarily or through formal discovery, that constitutes or evidences confidential, or proprietary business, engineering or design, personnel, competitive, estimating or financial information, or business strategies, which information may be contained in pricing data from vendors or subcontractors, costs reports, financial projections, audited and unaudited financial statements, or may be contained in information concerning the Party's assets, property interests or business secrets.

15.

Highly Confidential Information shall be designated by the Party producing the material by: (a) placing the legend "HIGHLY CONFIDENTIAL" in a conspicuous place on each document; or (b) designating in writing, with particularity, to specifically identifiable categories of documents and/or Bates Label Ranges. Any Party seeking protection for documents under (b) shall designate the document(s) as "HIGHLY

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information revealed at the deposition shall not be disclosed by such reporter or transcriber except to the attorneys for any Party or to any other person who is present while such testimony is being given and that copies of any transcript, reporter's notes, or any other transcription records of any such testimony will be retained in absolute confidentiality and safekeeping by such reporter or transcriber, or will be delivered to the undersigned attorneys.

19.

Disclosure of Highly Confidential Information. No Highly Confidential Information shall be disclosed other than as expressly authorized in this Order and may be disclosed only to the following "Qualified Persons:"

(a) The Court(s) and its personnel;

(b) Counsel for the Parties and of Southern Nuclear Operating Company and Southern Company Services, and attorneys and staff persons employed by or acting on behalf of any such counsel;

(c) The Parties' in-house counsel and their staff;

(d) Any consultant, investigator or expert who is assisting in the preparation of the trial or hearings;

(e) Any court reporter or videographer rendering services for recording or transcribing of testimony or any outside independent reproduction firm or any technical or technology services firm rendering services for this Action, but only to the extent necessary for such services to be provided;

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(f) Copying services, computer consulting and support services, exhibit makers, translators, and other persons or entities providing litigation support services retained by counsel;

(g) Any person whom a Party intends, in good faith, to call or produce as a witness in any deposition or hearing and that person's attorneys to the extent reasonably necessary to prepare for and provide his or her testimony; provided that such person, and that person's attorney, if any, has executed a Non-Disclosure Certificate substantially in the form of Exhibit A attached hereto;

(h) The person or persons who authored the Highly Confidential Information or who received such Highly Confidential Information in the ordinary course of business; and

(i) Anyone to whom the Parties shall consent in writing to receive such Highly Confidential Information only provided that such person has executed a Non-Disclosure Certificate substantially in the form of Exhibit A attached hereto.

20.

Other than as permitted by this Order, each Party or person to whom Highly Confidential Information is disclosed pursuant to this Order is hereby prohibited from divulging, other than to the Qualified Persons identified above, any of the Highly Confidential Information so obtained, without proper authorization from the Court or the Party who designated as Highly Confidential the documents containing or evidencing such

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Highly Confidential Information. Likewise, each Party or person to whom Highly Confidential Information is produced pursuant to this Order is hereby prohibited from using such information to a competitive economic advantage over the producing Party or for any purpose or manner not directly connected with the prosecution or defense of this action.

21.

In the event that the disclosure of any Highly Confidential Information to any person other than a Party's counsel, counsel's legal associates and office staff and consultants, is ordered by the Court or other legal process, counsel shall provide each such person with a copy of this Order. Each such person shall read and acknowledge in writing that he/she understands and will abide by the terms of this Order. Counsel shall retain all such signed acknowledgements and shall make them available, upon written request to counsel for the opposing Party. Counsel shall limit the disclosure of Highly Confidential Information to persons whom counsel believe have a genuine and legitimate need to know the information as a part of the prosecution or defense of the claims asserted in this matter.

22.

The Parties specifically agree that in the event either of them obtains from third-parties any Highly Confidential Information relating to the Vogtle Electric Generating Plant (the "Project") which the receiving Party knows or is advised is the subject of any confidentiality agreement or protective order between the Party and such third-party, that Party shall make such information available to the other Party and agree to be bound by

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the terms of this Order in connection with any Highly Confidential Information contained therein, and further agree that all such Highly Confidential Information shall be used for the sole and limited purpose of the preparation, trial and/or appeal of this matter and shall not be disclosed or divulged in any other proceeding before any other court, arbitrator, arbitration panel or agency, except as expressly ordered by legal process or by a court, arbitrator, arbitration panel or agency of competent jurisdiction, or as unanimously agreed to by the Parties.

23.

Nothing contained herein shall prevent any Party from disclosing its own Highly Confidential Information as it deems appropriate. The restrictions and obligations relating to Highly Confidential Information set forth in this Order shall not apply to:

(a) Any document that is or becomes publicly known or available other than through a violation of this Order; or

(b) Any document that the receiving Party receives from a third party without violation of this Order or breach of any agreement between the producing Party and such third party, provided the receiving Party is not obligated to hold such document in confidence.

24.

Any notes, summaries, compilations or copies containing Highly Confidential Information or electronic images or databases containing Highly Confidential Information shall be subject to the terms of this Order to the same extent as the material or information

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from which such notes, summaries, compilations, copies, electronic images or databases are made or derived.

25.

Production of Highly Confidential Information pursuant to this Order shall not be construed as a waiver by any Party of any objections which might be raised as to the admissibility at the trial of this matter of any Highly Confidential Information.

26.

USE AND HANDLING OF EXPORT CONTROLLED INFORMATION

(a) For the avoidance of doubt, all documents produced during discovery shall be used, handled, processed and stored as if it contains Export Controlled Information.

(b) All vendors who will use, handle, store or process Confidential Information in this case or any Qualified Person, as described in paragraph 5, who uses or handles Confidential Information shall comply with this Order and 10.C.F.R. §110, et seq.

27.

(a) Nothing in this Protective Order shall be deemed to preclude any Party from: 1) opposing production of any documents or information for any lawful reason; 2) objecting to modification of this Protective Order; 4) moving for relief from any of the provisions of this Protective Order; or 5) seeking or agreeing to other protection for any documents or information.

(b) This Protective Order shall not apply to, and has no effect on the procedures under which access to, or use of, Classified Information (i.e., information that qualifies as National Security Information, as defined by Executive Order 12958, as amended, Restricted Data or Formerly Restricted Data, as defined in 42 U.S.C. § 2014(y) and 2162, and 10 C.F.R.

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Parts 95 and 1045) or Safeguards Information, will be authorized or permitted. Access to, and use of any Classified Information shall be determined in accordance with existing law, and any protective orders the Court enters regarding Classified Information. Access to and use of any Safeguards Information shall be determined in accordance with existing law and any protective orders the Court enters regarding Safeguards Information.

(c) Nothing in this Order shall restrict, modify, construe, or otherwise affect the rights and obligations of the United States, as defined in federal law, regulation, executive order, and other legal authority, in preventing the unauthorized disclosure of classified or other information.

(d) This Protective Order applies only to the use and handling of Confidential Information, and nothing herein alters the rights or liabilities of the Parties with respect to the litigation.

28.

The parties shall return or certify the destruction of all Confidential and Highly Confidential Information received from another person (including all copies, extracts, and summaries thereof, other than attorney work product) to counsel for the producing person within thirty (30) days after entry of final judgment or order of dismissal following settlement, or completion of any appeal, whichever is later. The obligation to return or destroy materials covered by this Order does not apply to any copies that may exist on a back-up tape or drive unless and until those copies are accessed or restored. In that instance, the accessed or restored copies shall promptly be destroyed.

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29.

This Order shall remain in full force and effect during and after the termination of this action, whether by settlement, judgment, or other disposition, and all appeals therefrom, until modified by an Order of this Court.

30.

Entry of this Order shall have no effect on the parties' rights in any dispute relating to material filed in this or any other action prior to entry of this Order. Nothing here precludes any person from moving the Court for protection of material beyond that provided by this Order.

31.

All document productions that have been made prior to the entry of this Protective Order are subject to all the terms of this Protective Order.

SO ORDERED this 2nd day of April, 2014.

JAMES E. GRAHAM
UNITED STATES MAGISTRATE JUDGE

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